UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE OF INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to (§) 240.14a-11(c) or (§) 240.14a-12

MEMC Electronic Materials, Inc.

(Name of Registrant as Specified In Its Charter)

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MEMC ELECTRONIC MATERIALS, INC.

501 Pearl Drive (City of O’Fallon)

St. Peters, Missouri 63376

NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 28, 2011

MEMC Electronic Materials, Inc. will hold its 2011 Annual Stockholders’ Meeting at The Ritz-Carlton, 100 Carondelet Plaza, St. Louis, Missouri, 63105 on Thursday, April 28, 2011 at 7:00 a.m., local time, for the following purposes:

1.	To elect three Class I directors to serve for a term expiring in 2014;

2.	To consider and act upon a proposal to ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2011;

3.	To hold a non-binding advisory vote on the compensation of our named executive officers as described in the accompanying Proxy Statement;

4.	To hold a non-binding advisory vote on how frequently (every one, two or three years) stockholders request we conduct an advisory vote of stockholders on the compensation of our named executive officers;

5.	To consider and act upon a shareholder proposal to elect each director annually; and

6.	To transact such other business as may properly come before the meeting and all adjournments thereof.

The Board of Directors has fixed February 28, 2011 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting and all adjournments thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder at our executive offices not less than ten days prior to the Annual Meeting and at the meeting.

We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish these proxy materials and our Annual Report to Stockholders on the Internet. This means that most stockholders will not receive paper copies of our proxy materials and Annual Report. We will instead send stockholders a Notice Regarding the Availability of Proxy Materials with instructions for accessing the proxy materials and Annual Report on the Internet. We believe that posting these materials on the Internet enables us to provide stockholders with the information that they need more quickly, while lowering our costs of printing and delivery and reducing the environmental impact of our 2011 Annual Meeting.

Sincerely,

BRADLEY D. KOHN
Corporate Secretary

March 11, 2011

Whether or not you plan to attend the meeting, to ensure that your shares will be represented at the meeting, please follow the instructions for submitting your proxy which appears on page 1 of the accompanying proxy statement. You may withdraw your proxy at any time before it is voted at the meeting.

i

PROXY STATEMENT — VOTING PROCEDURES

YOUR VOTE IS VERY IMPORTANT

MEMC is soliciting proxies to be used at our 2011 Annual Stockholders’ Meeting. The Notice Regarding the Availability of Proxy Materials will be mailed to stockholders beginning March 11, 2011. Please review these proxy materials and return your proxy or otherwise vote your shares. Your vote is important and the Board of Directors urges you to participate in this important meeting.

Who Can Vote

Record holders of MEMC common stock on February 28, 2011 may vote at the Annual Meeting. On February 28, 2011, there were 230,258,073 shares of our common stock outstanding. Each share of common stock is entitled to one vote on each matter submitted to a vote at the Annual Meeting.

How You Can Vote

Pursuant to rules adopted by the U.S. Securities and Exchange Commission, we are now providing access to our proxy materials over the Internet. Accordingly, we are sending a Notice Regarding the Availability of Proxy Materials (the “Notice”) to our stockholders of record. If you received a Notice by mail, you will not receive a printed copy of the proxy materials, including a printed proxy card, unless you request to receive these materials. The Notice will instruct you as to how you may access and review the proxy materials on the Internet on the website referred to in the Notice. The Notice also instructs you as to how you may access your proxy card to vote on the Internet.

If you are a stockholder of record on the record date, there are four ways to vote:

•	By Internet — Log on to the Internet and go to www.proxyvote.com, and follow the steps outlined on the secured website;

•	By Telephone — Call toll free 1-800-690-6903 within the United States, Canada and Puerto Rico, and follow the instructions provided by the recorded message;

•	By Printed Proxy — Request a printed proxy card as instructed in the Notice. When you receive your proxy card, mark, date and sign it, and return it in the postage-paid envelope provided; and

•

In Person — Come to the Annual Meeting and cast your vote there. If your shares are held in the name of your broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy or power of attorney from the nominee and present it at the meeting to establish your right to vote the shares.

How You May Revoke or Change Your Vote

If you give a proxy, you may revoke it at any time before your shares are voted. You may revoke your proxy in one of four ways:

•	Deliver another proxy (either Internet proxy or printed proxy) with a later date;

•	Enter a new vote by Internet or telephone;

•	Notify our Corporate Secretary in writing before the Annual Meeting that you have revoked your proxy; or

•	Vote in person at the Annual Meeting.

Abstentions and Broker Non-Votes

The vast majority of the stockholders of MEMC hold their shares through a broker, trustee or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

•

Stockholder of Record — If your shares are registered directly in your name with MEMC’s transfer agent, Computershare, you are considered, with respect to those shares, the “stockholder of record.” As the stockholder of record, you have the right to grant your voting proxy directly to MEMC or to a third party, or to vote in person at the Annual Meeting.

•

Beneficial Owner — If your shares are held in a brokerage account, by a trustee or by another nominee, you are considered, with respect to those shares, the “beneficial owner.” As the beneficial owner of those shares, you have the right to direct your broker, trustee or nominee how to vote, and you also are invited to attend the Annual Meeting in person. Because a beneficial owner is not the stockholder of record, however, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

In previous years, under applicable SEC and NYSE rules, your broker had discretionary authority to vote your shares for or against the election of directors without direction from you. Due to recent changes in applicable SEC and NYSE rules, your broker may no longer vote your shares in director elections unless you have specifically directed him or her to do so. As a result, it is expected that many fewer shares might be cast in director elections than in years past. Therefore, your vote is even more critical in 2011 than in years past.

It is imperative that each stockholder instruct his/her/its broker how to vote on the issues presented for consideration. Brokers who do not receive instructions are entitled to vote those shares ONLY with respect to the ratification of the selection of our independent registered public accounting firm (KPMG LLP) but not with respect to any other matter to be presented at the Annual Meeting. Outstanding shares not voted by brokers under such circumstances, but represented at the meeting by otherwise completed proxy cards, are referred to as “broker non-votes.” Broker non-votes will NOT be counted as votes cast for (i) the election of directors, (ii) the advisory vote on the compensation of our named executive officers, (iii) the advisory vote on the frequency of future “say on pay” votes, or (iv) the proposal to elect each director annually. Those shares will be deemed abstentions for the voting on those matters. Broker non-votes will be deemed votes FOR the ratification of KPMG LLP as MEMC’s independent registered public accounting firm for the year ending December 31, 2011.

Pursuant to February 2010 amendments to our By-Laws, directors are elected by a majority of the votes cast. For a director to be elected, the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Abstentions will not be taken into account in director elections. Each of the other proposals will be approved if it receives a majority of the votes of the shares present in person at the meeting and those represented by proxy and entitled to vote. Except as otherwise provided above with respect to director elections, abstentions are counted as votes present and entitled to vote and have the same effect as votes against a proposal.

Special Voting Rules for Participants in MEMC Retirement Savings Plan

Participants in the MEMC Retirement Savings Plan may hold MEMC common stock as an investment pursuant to the MEMC Stock Fund alternative in the Retirement Savings Plan.

If you are a participant in the MEMC Retirement Savings Plan, your voting direction card represents all shares you own through the plan, assuming that your shares are registered in the same name. Your voting direction card will serve as a voting instruction for the trustee of the Retirement Savings Plan. Plan participants may direct the plan’s trustee how to vote the shares held by the plan, but only if the participant returns a voting direction card. If you own shares through the Retirement Savings Plan and you do not vote, the Retirement Savings Plan trustee will vote those shares in the same proportion as other participants vote their Retirement Savings Plan shares.

Quorum

For business to be transacted at the Annual Meeting, there must be a quorum. A majority of the outstanding shares entitled to vote at the Annual Meeting represented in person or by proxy at the meeting will constitute a quorum. Abstentions and broker non-votes are counted as present for establishing a quorum. Shares represented by proxies that are marked “withhold” with respect to the election of one or more directors will be counted as present in determining whether there is a quorum at the meeting.

Vote Required

If a quorum is present at our Annual Meeting, the following vote is required for approval of each matter to be voted on:

•	Election of Directors	In the election of directors, each director will be elected by the vote of the majority of votes cast with respect to that director nominee. A majority of votes cast means that the number of votes cast “FOR” a nominee’s election must exceed the number of votes “AGAINST” such nominee’s election. Each nominee receiving more votes for his or her election than votes against his or her election will be elected.

•	Ratification of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for the Year Ending December 31, 2011	A majority of shares entitled to vote and present in person or by proxy at the meeting must be voted “FOR” the ratification of KPMG LLP as MEMC’s independent registered public accounting firm for the year ending December 31, 2011.

•	Approval of Executive Compensation	The affirmative vote, in person or by proxy, of a majority of the shares present or represented at the meeting and entitled to vote at the meeting and entitled to vote on the matter will constitute MEMC stockholders’ non-binding approval with respect to our executive compensation.

•	Frequency of Votes on Executive Compensation	The outcome will be determined by plurality vote, which means that we will consider stockholders to have expressed a non-binding preference for the option that receives the highest number of favorable votes. This vote is advisory only and not binding on MEMC.

•	Elect Each Director Annually	A majority of shares entitled to vote and present in person or by proxy at the meeting must be voted “FOR” the approval of the proposal to de-classify MEMC’s Board of Directors.

Costs of Solicitation

We will pay for preparing, printing and mailing the Notice and, as applicable, other proxy materials. Proxies may be solicited personally or by telephone by our regular employees without additional compensation. In addition, we will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs of sending the Notice and other proxy materials to our beneficial owners.

Printed Proxy Materials

If you received a Notice by mail and would like to receive a printed copy of our proxy materials (including a proxy card), please follow the instructions included in the Notice. These instructions include three options for requesting materials: (i) via the Internet, by going to www.proxyvote.com, and following the instructions thereon; (ii) via telephone, by calling 1-800-579-1639; and (iii) via email, by sending an email to sendmaterial@proxyvote.com, which email must include the 12 Digit Control Number set forth in the Notice. We may choose to mail printed proxy materials to certain stockholders.

ITEM NO. 1 — ELECTION OF DIRECTORS

As of the date of the Annual Meeting, the MEMC Board of Directors shall consist of nine members organized into three classes, with each director elected to serve for a three-year term. There are three directors in Class I (term expiring in 2011), two directors in Class II (term expiring in 2012) and four directors in Class III (term expiring in 2013). C. Douglas Marsh, a Class II director, has announced his retirement from the Board of Directors effective April 25, 2011.

Three Class I directors will be elected at our 2011 Annual Meeting to serve for a three-year term expiring at our Annual Meeting in the year 2014. The Nominating and Corporate Governance Committee has nominated Peter Blackmore, Ahmad Chatila and Marshall Turner for election as Class I directors at this meeting. Messrs. Blackmore, Chatila and Turner are currently serving as Class I directors, Mr. Chatila having been appointed by the Board of Directors in connection with joining the Company as Chief Executive Officer on March 2, 2009, and Messrs. Blackmore and Turner having previously been elected at the 2008 Annual Meeting. Messrs. Blackmore, Chatila and Turner each have consented to serve for a new term. If Messrs. Blackmore, Chatila and Turner are elected as directors, they will continue in office until their successors have been elected and qualified. If Messrs. Blackmore, Chatila and Turner are unable to serve as directors at the time of the Annual Meeting, the persons named on the proxy card may vote for any alternative designated by the present Board of Directors.

You may not vote for more than three nominees. The persons named on the proxy card intend to vote the proxy representing your shares for the election of Messrs. Blackmore, Chatila and Turner, unless you indicate on the proxy card that the vote should be withheld or you indicate contrary directions. If you deliver the proxy card without giving any direction, the persons named on the proxy card will vote the proxy representing your shares FOR the election of the nominees named on the proxy card.

The Board of Directors recommends a vote “FOR”

the election of Messrs. Blackmore, Chatila and Turner as directors.

Director Qualifications

The Nominating and Corporate Governance Committee has no stated specific or minimum qualifications that must be met by a director candidate, and the Committee uses the same selection criteria regardless of whether the candidate has been recommended by a stockholder or identified by the Board. All candidates for election or reelection, however, should (1) have sufficient experience in the semiconductor, solar wafer, solar energy systems or general technology industries to enable them to effectively help design and guide our business strategy, (2) be prepared to participate fully in Board activities, including preparation for, attendance at and active participation in, meetings of the Board, (3) not hold positions that would conflict with their responsibilities to us, and (4) have a high degree of personal integrity and interpersonal skills. In addition, each candidate should also be prepared to represent the best interests of all of our stockholders and not just one particular constituency. The Board believes directors should encompass a range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to all of the Company’s operations and interests. MEMC looks for a range of skills and criteria which it expects from all of its directors. In light of the nature of the Company’s business, the Nominating and Corporate Governance Committee (and Board as a whole) looks for director candidates who have experience in the semiconductor industry or solar industry, either as executives or directors. In addition, the Committee looks to candidates who have international expertise. As a general matter, good judgment, strong character, and leadership experience are key factors for qualification to serve as a member of the Board of Directors. In the event that there is an available Board position, the Board assesses its current skills set and has in the past specifically set out to fill any gaps in experience or certain skills, and expects it will continue to do so in the future.

The following provides information as of March 1, 2011 about each director nominee and each director that will continue as a director in 2011. The information presented includes information each director has given us about his age, all positions he holds, his principal occupation and business experience for the past five years, and the names of other publicly held companies of which he currently serves as a director or has served as a director during the past five years. In addition to the director skills table below, the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to MEMC and our Board. Finally, we value their significant current and prior experience on other public and private company boards of directors and board committees.

C. Douglas Marsh, a Class II director, announced his retirement from the Board of Directors in January 2011, effective April 25, 2011. As a result, Mr. Marsh will not be a director at our 2011 Annual Meeting. At this time, the Board of Directors expects to have nine directors until further determined by the Board of Directors.

INFORMATION ABOUT NOMINEES AND CONTINUING DIRECTORS

Summary of Skills of Directors

	Blackmore	Boehlke	Chatila	Hernandez	Marren	McNamara	Stevens	Turner	Williams
Senior executive experience (CEO, CFO)	X	X	X	X		X	X	X	X

Semiconductor, solar energy industry experience	X	X	X	X	X	X		X

General management experience	X	X	X	X	X	X	X	X	X

International experience	X	X	X	X		X	X	X	X

High level of financial literacy		X		X	X	X	X	X	X

Nominees for Election in 2011

Peter Blackmore, Director since 2006, Age 63

(Term expiring in 2011)

Mr. Blackmore has been President, Chief Executive Officer and a member of the Board of Directors of ShoreTel, Inc., an internet protocol communications company listed on NASDAQ, since December 2010. From July 2008 until September 2010, Mr. Blackmore served as President, Chief Executive Officer and a member of the board of directors of UTStarcom, Inc., an internet protocol company listed on NASDAQ. From July 2007 to July 2008 Mr. Blackmore was President and Chief Operating Officer for UTStarcom. Before this position, Mr. Blackmore had been Executive Vice President of Unisys Corporation between February 2005 and July 2007. From 1991 through August 2004, Mr. Blackmore served in various roles at Compaq Computer Corporation, or Compaq, and Hewlett-Packard Company, or HP, most recently as Executive Vice President of the Customer Solutions Group at HP from May 2004 through August 2004, and as Executive Vice President of the Enterprise Systems Group at HP from 2002 through May 2004. Prior to the merger of Compaq and HP, Mr. Blackmore served as Senior Vice President of Worldwide Sales and Service of Compaq from 2000 through 2002 and Senior Vice President of Worldwide Sales and Marketing of Compaq from 1998 through 2000. Mr. Blackmore was a member of the Board of Directors of Multi-Fineline Electronix, Inc. from 2005 to 2008. Mr. Blackmore has experience in the computer and telecommunications industries, which are closely tied to the semiconductor industry. In addition, he has significant experience in China and India through his work with HP and UTStarcom.

Ahmad R. Chatila, Director since 2009, Age 44

(Term expiring in 2011)

Mr. Chatila joined MEMC as President and Chief Executive Officer and as a Class I director on March 2, 2009. Prior to joining MEMC, Mr. Chatila served as Executive Vice President, Memory and Imaging Division of Cypress Semiconductor Corporation, a semiconductor design and manufacturing company listed on NASDAQ, from July 2005 to February 2009. From September 2004 to June 2005, Mr. Chatila was the Vice President of Operations of the Cypress Memory and Imaging Division, and before that he served as Managing Director of the low power memory business unit in the Memory and Imaging Division from January 2003 to September 2004. Mr. Chatila initially joined Cypress in 1991 and held a number of management roles in wafer technology development, manufacturing and sales since that time, including the positions described above. From November 1997 to December 1999, Mr. Chatila worked for Taiwan Semiconductor Manufacturing Company (TSMC) as Senior Account Manager, before rejoining Cypress in January 2000. Mr. Chatila has over 20 years’ experience in the semiconductor industry, with increasing responsibility as an executive during this time, prior to his appointment as our President and Chief Executive Officer.

Marshall Turner, Director since 2007, Age 69

(Term expiring in 2011)

Mr. Turner served as MEMC’s Interim Chief Executive Officer from November 12, 2008 to March 1, 2009. Effective March 2, 2009, Mr. Turner became MEMC’s Interim SVP of Business and Strategic Development upon Mr. Chatila’s employment as our President and Chief Executive Officer. Previously, Mr. Turner served as Chairman and Chief Executive Officer of Dupont Photomasks, Inc. from June 2003 through April 2005 (when it was acquired by Toppan Printing Company, Ltd.), and President and Chief Executive Officer of that company through May 2006. Dupont Photomasks, Inc. manufactures photomasks for semiconductor chip fabricators. Mr. Turner is also a member of the board of directors of Xilinx, Inc., a digital programmable logic company listed on NASDAQ, and the AllianceBernstein Funds, a group of 32 mutual funds advised by AllianceBernstein LP, a leading global investment management firm. Mr. Turner has over 10 years experience in CEO roles, and 20 years experience as a venture capital fund partner or principal. He has served as a board member of 22 public or private software, electronics, biotechnology, computer, telecommunication, consumer product, and education companies.

Continuing Directors

Robert J. Boehlke, Director since 2001, Age 69

(Term expiring in 2012)

Mr. Boehlke was most recently Executive Vice President and Chief Financial Officer of KLA-Tencor, a position he held from 1990 until his retirement in 2000. Between 1983 and 1990, he held a variety of general management positions with that company. KLA-Tencor is a supplier of process control and yield management solutions for the semiconductor manufacturing industry. Mr. Boehlke is a member of the Board of Directors of Tessera Technologies, Inc., an intellectual property technology licensing company, and in the past he has served on the board of directors of other public and private companies, including LTX Corporation, Entegris Inc., QuickLogic Corp., DuPont Photomasks, Inc. and Semi-Sematech.

Michael McNamara, Director since 2008, Age 54

(Term expiring in 2012)

Mr. McNamara has served as the Chief Executive Officer of Flextronics International Ltd. since January 2006, and as a director of Flextronics since October 2005. Mr. McNamara previously served as Chief Operating Officer of Flextronics from January 2002 to January 2006, as Vice President of U.S. Operations from April 1997 to December 2001, and as Vice President, North American Operations from April 1994 to April 1997. Flextronics is one of the largest electronics manufacturing services providers in the world, with facilities in 30 countries. Mr. McNamara has experience on four separate boards of directors, including his current service on the board of directors of Delphi Corporation, a private automotive parts company, and extensive experience in the electronics industry.

Emmanuel T. Hernandez, Director since 2009, Age 55

(Term expiring in 2013)

From April 2005 to November 2008, Mr. Hernandez served as the Chief Financial Officer of SunPower Corporation. He retired as Chief Financial Officer of SunPower in November 2008, but continued in a transition role at SunPower until January 2009. Prior to April 2005, Mr. Hernandez served for more than 11 years as the Executive Vice President of Finance and Administration and Chief Financial Officer for Cypress Semiconductor, having joined that company in 1993 as its Corporate Controller. Prior to that, Mr. Hernandez held various financial positions with National Semiconductor Corporation from 1976 through 1993. Mr. Hernandez currently serves on the board of directors of ON Semiconductor Corp., a public company listed on the NYSE, Aruba Networks, a public company listed on NASDAQ, and EnStorage, Inc., a private storage systems company. Mr. Hernandez is currently an Operating Partner at Khosla Ventures and serves on the board of directors of one of its portfolio companies, Soraa, Inc., a private LED/Laser company.

John Marren, Director since 2001, Age 47

(Term expiring in 2013)

Mr. Marren has been Chairman of the Board of Directors of MEMC since November 2001. Mr. Marren has been a Partner of TPG Capital (formerly Texas Pacific Group), a privately held investment firm, since April 2000. Mr. Marren also served on the Board of Directors of Conexant Systems, Inc., a publicly held NYSE company, from 2004 to 2008 and on the Board of Directors of ON Semiconductor Corp., also an NYSE company, from 2000 until 2007. Mr. Marren also spent eight years in the semiconductor industry working with other companies prior to MEMC. He has served on seven other boards of directors of private and public companies, including service on audit and compensation committees.

William E. Stevens, Director since 2001, Age 68

(Term expiring in 2013)

Mr. Stevens has served as Chairman of BBI Group, Inc., a private equity investment firm, since November 2000. Mr. Stevens serves on the Board of Directors of McCormick & Company, Incorporated, an NYSE company in the food services industry. Mr. Stevens served as Chairman and Chief Executive Officer of the Westmark Group from 1999 to 2001. From 1996 to 1999, Mr. Stevens was an Executive Vice President with Mills & Partners, a private equity and leveraged-buyout investment firm. Prior to this, Mr. Stevens served as the President and Chief Executive Officer of United Industries Corp. from 1989 to 1996. Mr. Stevens previously has served on the board of directors of The Black & Decker Corporation, a publicly traded company listed on the NYSE, Chromalloy American, a subsidiary of Sequa Corporation, a formerly public company, The Earthgrains Company, a public company listed on the NYSE, and United Industries, a privately held company.

James B. Williams, Director since 2003, Age 54

(Term expiring in 2013)

Mr. Williams is a Partner of TPG Capital (formerly Texas Pacific Group), a privately held investment firm. Mr. Williams joined Texas Pacific Group in February 1999. Mr. Williams also is a member of the board of directors of several private companies. Mr. Williams is a former chief executive responsible for strategic and operational leadership and results of a solar business. He is also the former managing partner of a global management consulting firm specializing in organizational effectiveness, strategic management and executive compensation. Currently, in his role as a partner at TPG Capital, a leading global private equity firm, he has responsibility for, among other things, supporting and guiding the performance of executives.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS,

DIRECTORS AND EXECUTIVE OFFICERS

The following table lists the beneficial ownership of MEMC common stock as of February 16, 2011, based on 230,254,573 shares outstanding as of such date, by (i) each of our directors as of such date; (ii) our “named executive officers” listed in our summary compensation table under “EXECUTIVE COMPENSATION” below; (iii) all directors and executive officers as a group as of such date; and (iv) each person known by the Company to own beneficially five percent or more of MEMC’s common stock. Except as indicated below, each person has the sole power to vote and transfer his or her shares or interests.

Name	Number of Shares of MEMC Common Stock Beneficially Owned		Percentage of MEMC Outstanding Common Stock
T. Rowe Price Associates, Inc.	17,874,930	(1)	7.8%
Thornburg Investment Management Inc.	13,732,777	(2)	6.0%
Blackrock, Inc.	12,127,352	(3)	5.3%
Peter Blackmore	38,050	(4)	*
Robert J. Boehlke	48,250	(5)	*
Emmanuel Hernandez	5,350	(6)	*
John Marren	23,250	(7)	*
C. Douglas Marsh	53,250	(8)	*
Michael McNamara	9,950	(9)	*
William E. Stevens	56,250	(10)	*
Marshall Turner	74,450	(11)	*
James B. Williams	23,250	(12)	*
Ahmad Chatila	251,392	(13)	*
Timothy C. Oliver	108,000	(14)	*
David Ranhoff	0		*
Stephen O’Rourke	0		*
Kenneth H. Hannah	537,557	(15)	*
All directors and executive officers as a group (20) persons)	2,041,912	(16)	*

*	Represents less than 1% of MEMC’s outstanding common stock as of February 16, 2011.

(1)	Based solely on information contained in a Schedule 13G filed with the Securities and Exchange Commission by T. Rowe Price Associates, Inc. on February 9, 2011. According to the filing, T. Rowe Price Associates, Inc., 100 E. Pratt Street, Baltimore, Maryland 21202, is the beneficial owner of 17,874,930 shares of MEMC common stock.

(2)	Based solely on information contained in a Schedule 13G filed with the Securities and Exchange Commission by Thornburg Investment Management Inc. on January 24, 2011. According to the filing, Thornburg Investment Management Inc., 2300 North Ridgetop Road, Santa Fe, New Mexico 87506, is the beneficial owner of 13,732,777 shares of MEMC common stock.

(3)	Based solely on information contained in a Schedule 13G jointly filed with the Securities and Exchange Commission by Blackrock, Inc. on February 7, 2011. According to the filing, Blackrock, Inc., 40 East 52nd Street, New York, NY 10022, is the beneficial owner of 12,127,352 shares of MEMC common stock.

(4)	Includes 38,050 shares that may be acquired by the holder within 60 days of February 16, 2011, including 8,050 shares underlying restricted stock unit awards that such director could receive upon his resignation as a director.

(5)	Includes 33,250 shares that may be acquired by the holder within 60 days of February 16, 2011, including 23,250 shares underlying restricted stock unit awards that such director could receive upon his resignation as a director.

(6)	Includes 5,350 shares that may be acquired by the holder within 60 days of February 16, 2011, including 2,850 shares underlying restricted stock unit awards that such director could receive upon his resignation as a director.

(7)	All of these shares may be acquired by the holder within 60 days of February 16, 2011, including 23,250 shares underlying restricted stock unit awards that such director could receive upon his resignation as a director.

(8)	Includes 23,250 shares underlying restricted stock unit awards that such director could receive upon his resignation as a director which may be acquired by the holder within 60 days of February 16, 2011. Also includes 10,000 shares held by a grantor annuity trust for the benefit of Mr. Marsh’s spouse and 5,000 shares held by Marsh Family Investments, which is owned by the Marsh Family Trust, of which Mr. Marsh is a co-trustee. Mr. Marsh disclaims beneficial ownership of these 15,000 shares.

(9)	Includes 9,950 shares that may be acquired by the holder within 60 days of February 16, 2011, including 4,950 shares underlying restricted stock unit awards that such director could receive upon his resignation as a director.

(10)	Includes 46,250 shares that may be acquired by the holder within 60 days of February 16, 2011, including 29,250 shares underlying restricted stock unit awards that such director could receive upon his resignation as a director.

(11)	Includes 73,450 shares that may be acquired by the holder within 60 days of February 16, 2011, including 5,950 shares underlying restricted stock unit awards that such director could receive upon his resignation as a director.

(12)	All of these shares may be acquired by the holder within 60 days of February 16, 2011, including 23,250 shares underlying restricted stock unit awards that such director could receive upon his resignation as a director.

(13)	Includes 187,500 shares that may be acquired within 60 days of February 16, 2011.

(14)	Includes 100,000 shares that may be acquired by the holder within 60 days of February 16, 2011. Also includes 8,000 shares held through two UTMA trust accounts, of which Mr. Oliver’s spouse is custodian, for the benefit of Mr. Oliver’s daughters.

(15)	Includes 496,250 shares that may be acquired by the holder within 60 days of February 16, 2011.

(16)	Includes 1,518,837 shares that may be acquired within 60 days of February 16, 2011 and 143,750 shares underlying restricted stock unit awards held by directors that such directors could receive upon resignation as a director.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board of Directors

As of the date of the Annual Meeting, our Board of Directors will consist of nine directors, eight of whom are independent under applicable New York Stock Exchange Rules. On January 28, 2011, the Board of Directors affirmatively determined that, in its judgment, each director other than Mr. Chatila meets all applicable independence standards established by the New York Stock Exchange.

The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The Board of Directors met twelve times in 2010. During 2010, all directors attended at least 75% of the Board meetings and meetings of the committees on which they served.

Corporate Governance

Our Board of Directors has adopted and maintains our corporate governance guidelines. The Board also has adopted a code of business conduct applicable to all of our directors, officers and employees. The corporate governance guidelines and the code of business conduct are posted on our website at www.memc.com. Copies of the corporate governance guidelines and code of business conduct are also available in print at no charge to any stockholder who requests them by writing to the Director of Investor Relations at MEMC Electronic Materials, Inc., 501 Pearl Drive (City of O’Fallon), St. Peters, Missouri 63376.

In accordance with our corporate governance guidelines, non-management directors hold executive sessions regularly without management present. The independent, non-management directors meet at least once annually, although the independent, non-management directors typically meet without management present each quarter in conjunction with MEMC’s regular quarterly Board meetings. Interested parties seeking to make their concerns known to the Board of Directors may communicate directly with the non-management members of the Board of Directors by sending written correspondence by mail to MEMC Board of Directors, P.O. Box 19706, Alexandria, VA 22320, or by email to: memc@corporateethics.com. Any written correspondence intended only for the non-management directors should be clearly marked as such.

Also consistent with our corporate governance guidelines, directors are expected to attend a minimum of 75% of all Board meetings and, where applicable, meetings of committees on which the directors serve. Directors are encouraged, but not required, to attend our annual stockholders’ meeting. Last year, all of our directors attended the annual stockholders’ meeting.

Board Policy Regarding Voting for Directors

In February 2010, the Board of Directors adopted amendments to MEMC’s By-Laws to provide for majority voting in director elections. Prior to these amendments, directors were elected by a plurality of the votes outstanding. MEMC’s Amended and Restated By-Laws require that in order to be elected, the number of shares voted “for” a director nominee must exceed the number of votes “against” that nominee. Each of our director nominees is currently serving on the Board. If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” MEMC has adopted a policy whereby any incumbent director nominee who receives a greater number of votes “against” his or her election than votes “for” such election will tender his or her resignation for consideration by the Nominating and Corporate Governance Committee. In that situation, our Nominating and Corporate Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board would act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date that the election results were certified.

Audit Committee

Our Audit Committee is comprised of four directors, all of whom are independent. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibility with respect to:

•	The quality and integrity of our financial statements and financial reporting processes;

•	Our systems of internal accounting and financial controls and disclosure controls;

•	The qualifications and independence of our independent auditors;

•	The performance of our internal audit function and independent auditors; and

•	Compliance with legal and regulatory requirements and codes of conduct and ethics programs established by management and the Board of Directors.

The Audit Committee is responsible for appointing, retaining, compensating, evaluating and, if necessary, terminating MEMC’s independent auditors. The Audit Committee meets periodically with representatives from our independent auditors separate from management. In addition, the Audit Committee has established procedures for the receipt, retention and treatment of confidential and anonymous complaints regarding MEMC’s accounting, internal accounting controls and auditing matters. We have published these procedures on our website at www.memc.com. A copy of these procedures is also available in print at no charge to any stockholder who requests the procedures by writing to the Director of Investor Relations at MEMC Electronic Materials, Inc., 501 Pearl Drive (City of O’Fallon), St. Peters, Missouri 63376.

The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on our website at www.memc.com. A copy of the charter is also available in print at no charge to any stockholder who requests the charter by writing to the Director of Investor Relations at MEMC Electronic Materials, Inc., 501 Pearl Drive (City of O’Fallon), St. Peters, Missouri 63376. The members of the Audit Committee until July 2010 were Messrs. Stevens (Chair), Boehlke, C. Douglas Marsh, and McNamara. The members of the Audit Committee for the rest of 2010 were Messrs. Stevens (Chair), Boehlke, Hernandez and Turner. The Board of Directors has affirmatively determined that, in its judgment, each member of the Audit Committee during 2010 is financially literate and meets all applicable independence standards established by the New York Stock Exchange. The Board of Directors has also determined that each of Mr. Boehlke, Mr. Hernandez and Mr. Stevens is an “audit committee financial expert” within the meaning of the rules and regulations adopted by the Securities and Exchange Commission and the New York Stock Exchange. The Audit Committee met eight times in 2010.

Compensation Committee

Our Compensation Committee currently consists of four directors, all of whom are independent. The Compensation Committee discharges the Board of Directors’ responsibilities relating to compensation of our executives and directors. The Compensation Committee has overall responsibility for approving and evaluating our director and officer compensation plans, policies and programs.

The Compensation Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on our website at www.memc.com. A copy of the charter is also available in print at no charge to any stockholder who requests the charter by writing to the Director of Investor Relations at MEMC Electronic Materials, Inc., 501 Pearl Drive (City of O’Fallon), St. Peters, Missouri 63376. The members of the Compensation Committee until July 2010 were Messrs. Williams (Chairman), Blackmore, Boehlke and Marsh. The members of the Compensation Committee for the rest of 2010 were Messrs. Williams (Chairman), Blackmore, Marsh and McNamara. Mr. Marsh retired from the Board of Directors in January 2011, effective April 25, 2011. The Board of Directors has determined that each of Mr. Williams, Blackmore, Boehlke and McNamara meet the independence standards established by the New York Stock Exchange. The Compensation Committee met six times in 2010.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee currently consists of three members, all of whom are independent. The Nominating and Corporate Governance Committee:

•	Assists the Board by identifying individuals qualified to become members of the Board of Directors;

•	Recommends to the Board the director nominees for the next annual stockholders’ meeting and from time to time to fill vacancies on the Board;

•	Recommends to the Board our Corporate Governance Guidelines; and

•	Leads the Board in its annual review of the Board’s performance.

The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on our website at www.memc.com. A copy of the charter is also available in print at no charge to any stockholder who requests the charter by writing to the Director of Investor Relations at MEMC Electronic Materials, Inc., 501 Pearl Drive (City of O’Fallon), St. Peters, Missouri 63376. The members of the Nominating and Corporate Governance Committee during 2010 were Messrs. Boehlke (Chairman), Blackmore, and Stevens. The Board of Directors determined that each of Messrs. Blackmore, Boehlke and Stevens meet the independence standards established by the New York Stock Exchange. The Nominating and Corporate Governance Committee met four times in 2010.

Director Nomination Process

The Nominating and Corporate Governance Committee is responsible for identifying, evaluating and nominating persons for election to our Board of Directors. Following its evaluation, the Committee then recommends to the full Board a slate of director candidates for inclusion in the proxy statement and proxy card.

In the case of incumbent directors, the Committee will review each director’s overall service during his current term. In the case of new director candidates, the Committee will first determine whether the nominee must be independent under the rules of the New York Stock Exchange and identify any special needs of the current Board. The Committee will consider individuals recommended by current Board members, Company management and shareholders. The Committee will seek to identify and recruit the best available candidates. The following characteristics are minimum qualifications for service on the MEMC Board of Directors: character and integrity; significant business or public experience relevant and beneficial to the Board of Directors and the Company; strong professional and personal reputation; the ability to exercise sound business judgment; and a willingness to make a sufficient time commitment to the affairs of MEMC in order to effectively perform the duties of a director.

The Committee will consider recommendations for director nominees from MEMC stockholders. Any stockholder wishing to submit a recommendation should send the following information to our Corporate Secretary, 501 Pearl Drive (City of O’Fallon), P.O. Box 8, St. Peters, Missouri 63376:

•	Stockholder’s name, number of shares owned, length of period held, and proof of ownership;

•	Name, age and address of candidate;

•	Candidate’s detailed resume;

•	Description of any arrangements or understandings between the stockholder and the candidate; and

•	Signed statement from the candidate confirming his or her willingness to serve on the Board of Directors.

Stockholders may submit potential director candidates at any time pursuant to these procedures. The Committee will consider such candidates in connection with annual elections of directors, filling any director vacancies, and at other times deemed appropriate by the Committee. If a stockholder seeks to nominate a candidate for director for election at the 2012 annual stockholders’ meeting, the stockholder must follow the procedures described under “STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING” below.

Director Evaluations

On an annual basis, the Nominating and Corporate Governance Committee conducts an evaluation of the Board, the functioning of the committees and each individual member of the Board. In addition to this evaluation, and as a part of this process, the Board and each Committee conducts a self-assessment. The Nominating and Corporate Governance Committee reviews the results of these self-assessments, and shares the same with the Board and each Committee, as appropriate, and makes any advisable recommendations based on this feedback.

Policy on Director Diversity

While the Nominating and Corporate Governance Committee does not have a written policy regarding diversity in identifying new director candidates, the Committee takes diversity into account in looking for the best available candidates to serve on the Board of Directors. The Committee looks to establish diversity on the Board through a number of demographics, experiences, including operational experience, skills, and viewpoints, all with a view to identify candidates that can assist the Board with its decision making. The Committee believes that the current Board of Directors reflects diversity on a number of these factors.

Board of Directors’ Role in Risk Management

Risk is an integral part of Board and Committee deliberations throughout the year. Under MEMC’s Audit Committee Charter, the Audit Committee is responsible for discussing policies with respect to risk assessment and risk management with senior management. While it is the job of the Chief Executive Officer and senior management to assess and manage the Company’s exposure to risk, the Audit Committee must discuss guidelines and policies to govern the process by which this is handled. The Audit Committee is responsible for discussing the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee and the Board annually review an assessment of the primary operational and regulatory risks facing the Company, their relative magnitude and management’s plan for mitigating these risks. In addition, the Board discusses risks related to the Company’s business strategy at the annual strategic planning meeting and at other meetings as appropriate.

Risk Considerations in our Compensation Program

Our Compensation Committee has discussed the concept of risk as it relates to our compensation program and the Committee does not believe our compensation program encourages excessive or inappropriate risk-taking by our executives or employees for the following reasons:

•

We structure our pay to consist of both fixed and variable compensation. The salary portion of compensation is designed to provide a steady income regardless of MEMC’s stock price performance so that executives do not feel pressured to focus exclusively on stock price performance to the detriment of other important business metrics. The variable (cash bonus and equity) portions of compensation are designed to reward both short-term and long-term corporate performance. For short-term performance, our cash bonus is awarded based on achievement of Company and personal targets. For long-term performance, our stock option awards generally vest over four years and are only valuable if our stock price increases over time. Our restricted stock units generally vest after achievement of performance objectives in equal installments over a set number of years or just over time, either annually or with cliff vesting (e.g., after three and five years). We feel that these variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce superior short-term and long-term corporate results, while the fixed element is also sufficiently high that the executives are not encouraged to take unnecessary or excessive risks in doing so.

•

Because the performance measures for determining incentive payments consist largely of Company measures, we believe our executives are encouraged to take a balanced approach that focuses on corporate performance.

•

Under our 2010 incentive program, our targets are applicable to our executives and employees alike, regardless of business segment. We believe this encourages consistent behavior across the organization, rather than establishing different performance metrics depending on a person’s position in the Company or their business segment. As a result, a person in our most profitable business segment is not encouraged to take more risk than someone in a less profitable business segment and vice-versa.

•	Under our 2010 incentive program, we cap our cash bonus at double the target level, which we believe also mitigates excessive risk taking. Even if the Company dramatically exceeds its targets, bonus payouts are limited. Conversely, we have a floor on bonus payouts so that profitability below a certain level (as approved by the Compensation Committee) does not result in bonus payouts for this metric.

•

We have strict internal controls over the measurement and calculation of targets for bonus payouts, designed to keep the targets from being susceptible to manipulation by any employee, including our executives.

•

We believe that our focus on Company performance metrics (through our annual incentive program) and stock price performance (through grants of stock options) provides a meaningful constraint on excessive risk taking.

Board Leadership Structure

Although MEMC’s By-Laws do not require separate individuals serving in the role of Chairman of the Board and Chief Executive Officer, MEMC believes it is currently best served by having separate individuals serve as Chairman of the Board of Directors and as Chief Executive Officer. Due to the Company’s growth plans and our focus on maximizing operations, the Board believes that the Chief Executive Officer’s full time and attention should be spent on leading that growth with a focus on the Company’s everyday operations. As a result, Mr. Chatila serves on the Board of Directors, but Mr. Marren, an independent outside director, serves as the Chairman of the Board of Directors. Mr. Marren has over 10 years of service on the MEMC Board of Directors, and brings additional expertise to the MEMC Board Chairman role as a Partner of TPG Capital, a global private investment firm. Mr. Marren is independent under applicable NYSE rules, and functions as both the Chairman of the Board and as lead independent director.

Director Compensation

The following table provides certain information about compensation paid to our outside directors during 2010.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Option Awards ($)	Total ($)
Peter Blackmore	74,000	185,484	(1)	—	$259,484
Robert Boehlke	92,000	185,484	(2)	—	$277,484
Emmanuel Hernandez	78,000	297,414	(3)	—	$375,414
John Marren	109,000	185,484	(4)	—	$294,484
C. Douglas Marsh	82,000	185,484	(5)	—	$267,484
Michael McNamara	74,000	185,484	(6)	—	$259,484
William Stevens	109,000	185,484	(7)	—	$294,484
Marshall Turner	65,000	185,484	(8)	—	$250,484
James Williams	85,000	185,484	(9)	—	$270,484

(1)	This amount represents the aggregate grant date fair value of the restricted stock units (RSUs) granted to this director, calculated in accordance with FASB ASC Topic 718. At December 31, 2010, Mr. Blackmore held 23,200 RSUs and 30,000 options.

(2)	This amount represents the aggregate grant date fair value of the restricted stock units (RSUs) granted to this director, calculated in accordance with FASB ASC Topic 718. At December 31, 2010, Mr. Boehlke held 38,400 RSUs and 10,000 options.

(3)	This amount represents the aggregate grant date fair value of the restricted stock units (RSUs) and stock options granted to this director, calculated in accordance with FASB ASC Topic 718. At December 31, 2010, Mr. Hernandez held 24,300 RSUs and 10,000 options.

(4)	This amount represents the aggregate grant date fair value of the restricted stock units (RSUs) granted to this director, calculated in accordance with FASB ASC Topic 718. At December 31, 2010, Mr. Marren held 38,400 RSUs and 0 options.

(5)	This amount represents the aggregate grant date fair value of the restricted stock units (RSUs) granted to this director, calculated in accordance with FASB ASC Topic 718. At December 31, 2010, Mr. Marsh held 38,400 RSUs and 0 options. Mr. Marsh retired from the Board of Directors on January 28, 2011, effective April 25, 2011.

(6)	This amount represents the aggregate grant date fair value of the restricted stock units (RSUs) granted to this director, calculated in accordance with FASB ASC Topic 718. At December 31, 2010, Mr. McNamara held 20,100 RSUs and 10,000 options.

(7)	This amount represents the aggregate grant date fair value of the restricted stock units (RSUs) granted to this director, calculated in accordance with FASB ASC Topic 718. At December 31, 2010, Mr. Stevens held 44,400 RSUs and 17,000 options.

(8)	This amount represents the aggregate grant date fair value of the restricted stock units (RSUs) granted to this director, calculated in accordance with FASB ASC Topic 718. At December 31, 2010, Mr. Turner held 20,600 RSUs and 10,000 options in connection with his service as an outside director.

(9)	This amount represents the aggregate grant date fair value of the restricted stock units (RSUs) granted to this director, calculated in accordance with FASB ASC Topic 718. At December 31, 2010, Mr. Williams held 38,400 RSUs and 0 options.

Under the non-employee director compensation program in place during 2010, non-employee directors received the following fees for their service on the Board of Directors and its Committees:

•	$50,000 annual Board of Directors cash retainer;

•	$50,000 additional cash retainer for Chairman of the Board of Directors;

•	$40,000 additional cash retainer for Chairman of the Audit Committee and $10,000 additional cash retainer for each member of the Audit Committee;

•	$20,000 additional cash retainer for Chairman of the Compensation Committee and $5,000 additional cash retainer for each member of the Compensation Committee;

•	$5,000 additional cash retainer for the Chairman of the Nominating and Corporate Governance Committee; and

•	$1,000 cash for each Board of Directors’ meeting and each Committee meeting attended.

In addition, the non-employee director compensation program in place during 2010 provided for annual equity compensation grants as follows:

•

Upon their initial election or appointment to the Board of Directors, outside directors receive a grant of non-qualified stock options to purchase 10,000 shares of MEMC common stock at an exercise price per share equal to the fair market value per share on the date of grant. These options vest ratably over four years.

•

Outside directors are awarded RSUs for shares of our common stock on an annual basis (as of the date of the annual stockholder meeting each year). The RSUs vest 50% on the first anniversary of the grant date and 50% on the second anniversary of the grant date. Each year, RSUs are to be awarded in an amount such that the number of underlying shares of MEMC common stock has a total value of $185,000 on the date the award is granted (rounded to the nearest 100 shares). For newly elected or appointed outside directors that become directors on a date other than the date of the annual stockholder meeting, such directors would receive RSUs for a pro rata portion of the $185,000 total value. In February 2011, the Compensation Committee and Board of Directors approved an amendment to the non-employee director compensation program to modify future RSU awards to vest 100% on the first anniversary of the grant date.

REPORT OF THE AUDIT COMMITTEE

We have met and held discussions with MEMC management and with MEMC’s independent registered public accounting firm, KPMG LLP. We have reviewed and discussed the consolidated financial statements of MEMC for 2010 with MEMC management. We discussed with KPMG matters required to be discussed by the standards of the Public Company Accounting Oversight Board (United States), including standards set forth in Statement on Auditing Standards No. 61, as amended.

KPMG also provided to us the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and we discussed with KPMG their independence.

Based on these reviews and discussions, we recommended to the Board of Directors that the audited consolidated financial statements for 2010 be included in MEMC’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission.

William E. Stevens (Chairman)

Robert J. Boehlke

Emmanuel T. Hernandez

Marshall Turner

PRINCIPAL ACCOUNTING FIRM SERVICES AND FEES

KPMG LLP served as our principal independent registered public accounting firm for 2009 and 2010. The following table presents fees paid to KPMG LLP for services rendered during the last two fiscal years:

	2009	2010
Audit fees	$2,325,000	$3,137,300
Audit-related fees	$43,000	$—
Tax fees	$160,600	$341,800

Audit fees consisted principally of the annual audits of the financial statements of MEMC and its consolidated subsidiaries, reviews of financial statements included in the Form 10-Q and services that are normally provided in connection with statutory and regulatory filings. Audit-related fees consisted principally of acquisition due diligence and other audit services. Tax fees consisted principally of tax compliance and consultation services. The Audit Committee considered and determined that the provision of non-audit services by KPMG LLP in 2009 was compatible with maintaining KPMG LLP’s independence.

MEMC has adopted pre-approval policies and procedures requiring that the Audit Committee pre-approve all audit and non-audit services performed by MEMC’s independent auditors. Under the policy, some services may be pre-approved without consideration of specific case-by-case services, while other services require the specific pre-approval of the Audit Committee. Annual audit services are subject to the specific pre-approval of the Audit Committee. Certain specific services were pre-approved by the Audit Committee in 2010 pursuant to an agreed upon delegation of authority, which authorized management to engage our independent auditors to perform those services by providing detailed information to the Audit Committee at the next regularly scheduled Audit Committee meeting.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of the Board of Directors (the “Committee”) is responsible for the Company’s executive compensation programs. The Committee is appointed by the Board of Directors to discharge the Board’s responsibilities relating to compensation of the Company’s executives and directors. The Committee has overall responsibility for approving and evaluating the director and officer compensation plans, policies and programs of the Company.

Executive Summary of 2010 Performance and Compensation Actions

In 2010, MEMC dramatically improved its year-over-year performance, while also evolving its organization structure and capabilities. The Company grew revenues by 92% to $2,239.2 million and improved net income performance for the full year by delivering $34.4 million of net income, compared to a net loss of $68.3 million in 2009. Further, the Company successfully moved from a single business unit structure to three operating business units, as well as successfully integrated the SunEdison and Solaicx acquisitions. As a result, the executive compensation programs were leveraged throughout the year to attract and retain talent to achieve strong operating performance and build a strong base for operating growth in 2011 and beyond.

While MEMC’s growth and evolution as a company were dynamic in 2010, the Company’s executive compensation programs are based on a consistent philosophy that they must:

•	Reinforce the Company’s business objectives and the creation of long-term stockholder value;

•	Provide for performance-based reward opportunities that support growth and innovation without encouraging or rewarding excessive risk;

•	Align the interests of executives and shareholders by weighting a significant portion of compensation on sustained shareholder returns through long-term performance programs;

•

Attract, retain and motivate key executives by providing a mix of competitive compensation that includes fixed and variable compensation, short-term and long-term incentives, as well as cash and equity-based pay; and

•	Recognize and support outstanding individual performance and behaviors that demonstrate our Mission, Values and Culture.

In 2010, actions were taken to strengthen the leadership team. These actions came through the hiring of new executives, integrating key talent from acquisitions and moving and expanding responsibilities for top executives. This Compensation Discussion and Analysis describes the pay actions for 2010 as well as the decisions that impact executive pay for 2011.

Objectives and Design of MEMC’s Executive Compensation Programs

MEMC’s executive compensation programs are designed to attract and retain the highest quality executive talent possible, and more importantly, to provide meaningful incentives for such executives to remain with the Company and to strive to enhance stockholder value. Over time, the Committee has developed and adhered to three enduring executive compensation principles: (i) all compensation should be referenced and validated based on industry surveys; (ii) changes to compensation should be performance and responsibility based; and (iii) executive compensation should be targeted to the 50th and 75th percentiles of a relevant comparison group of companies (although the actual compensation of an individual may fall below or sometimes exceed these percentiles given a number of factors).

The Committee reviews the executive compensation programs at least annually to ensure that its compensation goals and objectives are being met. Additionally, the Committee determines the final compensation for the Chief Executive Officer and other named executive officers, although with respect to the other named executive officers, the Chief Executive Officer works closely with the Committee to make recommendations to the Committee regarding the named executive officers’ compensation.

Surveys and Peer Group Comparisons

In reviewing MEMC’s 2010 executive compensation programs and in making compensation decisions in previous years with regard to each of the elements of compensation discussed below, the Committee has utilized Radford’s Global Technology Survey. In 2010, the Committee utilized this survey, along with the Equilar Peer Group Survey, to benchmark the pay of each of our named executive officers against compensation information collected from those surveys. While a total of over 700 companies participated in the Radford Global Technology Survey in 2010, the Committee considered pay information from both this larger data set as well as a more focused database of 12 survey participants most similar to MEMC in terms of revenue size and industry in developing its compensation decisions. These peers had average revenues of $1.4 billion and an average market capitalization of $5.8 billion.

In January and February of 2011, management and the Committee reviewed the peer group for the purpose of ensuring that the Company’s executive compensation was competitive on an external basis and aligned with shareholder interests. As a result, the Committee expanded its peer group for compensation comparison purposes to companies with a revenue range of $1.2 billion to $10.0 billion. In addition, the Committee reviewed the peer group to ensure it had companies with comparable complexity to MEMC as well as accounted for the dramatic growth MEMC realized in 2010 and forecast for 2011. A detailed table outlining the peer group and criteria utilized in 2010 and the revised peer group for 2011 is outlined below:

2010	2011

12 Peer Companies, similar to MEMC in: • Industry Type • Revenue • Average 2010 Revenues: $1.41 billion	24 Peer Companies
• Semiconductor component & capital equipment companies, as well as selected solar companies
• $1.2 - $10.0 billion revenue
• Greater business complexity as defined by number of business units (average of 3) and product lines (average of 4)
• Average 2010 Revenue: $2.96 billion

Peer Companies Included
2010	2011

•    Analog Devices, Inc.

•    Broadcom Corporation

•    Brooks Automation, Inc.

•    Cree, Inc.

•    Cymer, Inc.

•    International Rectifier

      Corporation

•    KLA-Tencor Corporation

•    Kulicke & Soffa Industries, Inc.

•    Lam Research Corporation

•    Teradyne, Inc.

•    Xilinx, Inc.

•    Altera Corporation

•    Advanced Micro

      Devices, Inc.

•    Analog Devices

•    Atmel Corporation

•    Broadcom Corporation

•    Fairchild Semiconductor

•    First Solar, Inc.

•    Juniper Networks, Inc.

•    KLA-Tencor

•    Lam Research

      Corporation

•    Linear Technology

      Corporation

•    LSI Corporation

•    Marvell Technology Group Ltd.

•    National Semiconductor

      Corporation

•    ON Semiconductor Corporation

•    Maxim Integrated Products, Inc.

•    Micron Technology, Inc.

•    NCR Corporation

•    Nvidia Corporation

•    Rockwell Collins, Inc.

•    Spansion Inc.

•    SunPower Corporation

•    Teradyne, Inc.

•    Xilinx, Inc.

Secondary Peer Group

The Committee will also utilize a secondary peer group provided by Hewitt and Associates’ general industry survey of companies between $1.2 and $10.0 billion in revenue, in the event that an executive position is less tied to the technology industry.

Elements of Compensation

In 2010 and continuing in 2011, our executive compensation program has consisted of the following components: base salaries; annual incentive awards; long term incentive awards (equity awards); and benefits. The Chief Executive Officer and other named executives participate in the same benefit programs as the U.S. based employee population. The following table shows each element of compensation and what it is designed to reward. Specifically, the table illustrates: why MEMC utilizes each pay element; what each element is designed to reward; and how the Company determines the amount for each element.

Element	Pay Objective	Targeted Market Positioning
Base pay

To provide a fixed income based on an individual’s size, scope and complexity of role. Other factors that influence base pay include:

•    Current & historical performance of the individual

•    Relative position vs. external market data

Between peer group median and 75th percentile.
Annual Incentive (Bonus)

To provide rewards for achievement of corporate and personal objectives that drive MEMC’s success.

Corporate Performance Measures (100% for the CEO and CFO; 80% for all EVPs and SVPs, including the other Named Executive Officers) are:

•    Operating Income (50%)

•    Revenue (25%)

•    Free Cash Flow (25%)

Personal Measures (20% for other Named Executive Officers)

•    Targeted business goals/metrics

•    Strategic initiatives

•    Leadership behaviors consistent with MEMC’s Mission, Values & Culture (MVC)

Performance Based/Variable.

Target Incentives (expressed as a percent of base salary) are generally targeted at or below the peer group median. When the Company achieves performance greater than that of the peer group, incentives should reach at or above the peer group’s 75th percentile.

Element	Pay Objective	Targeted Market Positioning
Long-Term Incentive	To provide incentives aligned with the interests of shareholders and to build an incentive for long-term retention. These incentives are made in the form of equity (Stock Options and Restricted Stock Units).	Between the peer group’s median and 75th percentile — based on individual and corporate performance.
Health & Retirement Benefits

The Named Executive Officers participate in the same broad-based benefit programs offered to other U.S. employees. They include:

•    Healthcare benefits

•    Dental benefits

•    Long-term disability insurance

•    401(k) program with a match that is capped by the qualified limit established annually by the IRS

•    Life Insurance — 1x salary

At or below median for U.S. companies of similar size.
Perquisites	MEMC does not provide any perquisites to its Named Executive Officers.	Not targeted.

2010 Annual Incentive Plan Payout/Rewards

In February 2010, the Board of Directors approved the 2010 annual incentive plan. The plan has two main components: a Company milestone component and a personal goal component. The 2010 plan has “threshold,” “target” and “maximum” payouts, based on a combination of the Company performance metrics and personal goal metrics. The “threshold” level of performance for a particular performance goal represents the lowest level of performance for which any bonus would be earned on that performance goal. The “maximum” level of performance represents the level for which the maximum bonus would be earned for that particular goal, and the “target” represents the target level of performance. The actual bonus, if any, attributable to each performance goal is calculated based on the actual performance compared to these “threshold,” “target” and “maximum” performance levels. The “threshold,” “target” and “maximum” levels for each category of executives is as follows (target, threshold, and maximum represented as a percent of base salary):

	Threshold	Target	Maximum
Ahmad Chatila, President and Chief Executive Officer	50%	100%	200%
Tim Oliver, Former Chief Financial Officer	25%	50%	100%
Ken Hannah, Executive Vice President; President — Solar Materials	38%	75%	150%
David Ranhoff, Senior Vice President, Sales & Marketing	38%	75%	150%
Steve O’Rourke, Senior Vice President and Chief Strategy Officer	25%	50%	100%
VPs, Senior Directors	15-20%	30-40%	50-80%

The performance goals are weighted based on their relative importance to achieving the Company’s overall goals. For 2010, the Company milestone component (performance goals) of the plan was based upon achievement of threshold levels of a combination of revenue (25%), operating income (50%), and free cash flow (25%). The Company-based and personal performance metrics account for varying levels of the total potential award under the 2010 short term incentive plan as follows:

	Company Metrics	Personal Metrics
CEO (Chatila), CFO (Oliver)	100%	0%
EVP (Hannah), SVP (Ranhoff, O’Rourke)	80%	20%
VPs, Senior Directors	60%	40%
Director-level	50%	50%
All other employees	20%	80%

The actual payouts for each named executive officer other than the individuals that served as Chief Executive Officer in 2010 are set forth below (the actual payouts are also shown below in “EXECUTIVE COMPENSATION—Summary Compensation Table”). Based on the achievement (or non-achievement) of the various milestones described below, each of our named executive officers, received an annual incentive payout under the plan. In 2010, in assessing these awards to be paid to the named executive officers, the Compensation Committee also considered certain additional factors such as the acquisition of Solaicx and the use of non-GAAP measurement of revenue and operating income to be consistent with how the Company reports earnings externally. The resulting calculation of the Corporate performance portion for the Annual Incentive Plan is summarized in the table below:

2010 Annual Incentive Measure	2010 Performance vs. Measure	Weighted Performance Rating (Corporate Portion)
Revenue (25% Weight)	Exceeded Maximum	50%

Operating Income (50% Weight)	Missed Threshold	0%

Free Cash Flow (25% Weight)*	Exceeded Threshold, Missed Target	18%
* Includes an adjustment for the Solaicx acquisition		68% Corporate Rating

Accordingly, the Committee determined that 68% of the Company goals were reached. This 68% rating for corporate performance was utilized in addition to the personal ratings achieved by each of the Named Executive Officers to calculate the 2010 annual incentive awards detailed in the following table:

Name and Position	Threshold Annual Incentive Award	Target Annual Incentive Award	Maximum Annual Incentive Award	Actual Annual Incentive Award	Actual Annual Incentive Award as a Percentage of Target Award		Actual Annual Incentive Award as a Percentage of Maximum Award
Ahmad Chatila, President and Chief Executive Officer	$375,000	$750,000	$1,500,000	$558,000	74	%(1)	37%

Tim Oliver, Former Chief Financial Officer	$112,500	$225,000	$450,000	$153,000	68%		34%

Ken Hannah, Executive Vice President; President — Solar Materials	$176,700	$348,750	$697,500	$329,220	94%		47%

David A. Ranhoff — Senior Vice President, Sales & Marketing	$50,958	$100,575	$201,150	$72,800	72%		36%

Stephen O’Rourke, Senior Vice President and Chief Strategy Officer	$21,875	$43,750	$87,500	$32,000	73%		36%

(1)	For Mr. Chatila, in addition to his 68% of corporate performance earnings, the Committee also awarded a 6.4% discretionary payment for the progress Mr. Chatila made on several strategic initiatives in 2010, including the successful integration of the SunEdison and Solaicx acquisitions, the building of his senior executive team and effectively positioning the Company for strong 2011 performance.

2011 Annual Incentive Plan

The 2011 Annual Incentive Plan, approved by the Committee in February 2011, is very similar to the design of the 2010 Plan for senior executives. The specific measures of corporate performance (revenue, operating income and free cash flow) were unchanged, as well as their relative weightings. Payout levels of 50%, 100% and 200% will also be used in 2011 for the determination of individual awards. The Company-based and personal performance metrics will once again account for varying levels of the total potential award under the 2011 plan as follows:

	Company Metrics	Personal Metrics
CEO, CFO, EVP, & SVP	80%	20%
VPs, Directors	60%	40%

In addition to the 2011 Annual Incentive Plan, the Committee also authorized a self-funding high achiever award pool. This pool would create additional payouts to the Company’s named executives and top executive and non-executive performers in the event that operating income performance exceeded the 200% payout levels. This pool would be capped at 10% of additional operating income, would be distributed to no more than 30% of the eligible bonus population, and will not in any event exceed three times each individual’s targeted bonus amount.

Long-Term Incentives

In 2010, a limited number of named executives received an annual long-term incentive grant. In 2010, equity grants were made to executives who were with the Company since the prior grant. As a result, Mr. Chatila and Mr. Oliver did not receive a long-term incentive grant in 2010, because they received a grant upon joining the Company in 2009. Mr. Hannah received a long-term incentive grant of Restricted Stock Units (RSUs) that was consistent with the value targeted to the 60th percentile of the 2010 industry peer group. Mr. Ranhoff received a grant of RSUs upon promotion to Senior Vice President, similar to grants made to newly hired executives. Mr. O’Rourke also received a grant of stock options and RSUs upon hire to compensate him for incentives that he had to forfeit as a result of leaving his former employer to join MEMC.

CEO Compensation

Mr. Chatila joined MEMC as President and Chief Executive Officer in March 2009. In January 2010, Mr. Chatila and the Company agreed to amend his employment agreement to remove the guaranteed $500,000 bonus for 2009. In 2010, Mr. Chatila did not receive a base pay adjustment or long-term incentive award. In February 2011, the Committee approved an annual incentive award as calculated by the measures defined in the 2010 Annual Incentive Plan equal to achievement of 68% of the targeted incentive. The Committee also provided an additional 6.4% discretionary payment for this award for the progress Mr. Chatila made on several strategic initiatives including the successful integration of the SunEdison and Solaicx acquisitions, the building of his senior executive team and effectively positioning the Company for strong 2011 performance. Mr. Chatila has requested that he not receive a base pay adjustment to his salary for 2011.

Employment Agreements

Mr. Chatila has an employment agreement with the Company, the terms of which provide that Mr. Chatila is an at will employee of the Company. On February 4, 2009, in order to induce Mr. Chatila to leave his position with his prior employer and thereby forego certain vested and future compensation with that employer, the Company entered into an employment agreement with Mr. Chatila. The material terms of Mr. Chatila’s employment agreement are described below under “EXECUTIVE COMPENSATION — Employment Agreements.” The majority of the compensation potentially payable to Mr. Chatila in this employment agreement is long-term, performance-based compensation, primarily based on stock options, although Mr. Chatila also received some RSUs in connection with his hiring. The Committee believes that this compensation package aligns Mr. Chatila’s interests with the Company’s stockholders, has a strong retention element due to the cliff vesting features of equity compensation, and provides Mr. Chatila with limited severance. Each of these characteristics are consistent with requiring strong performance from Mr. Chatila and the Company in order for Mr. Chatila to achieve maximum compensation under the employment agreement. The Compensation Committee utilized survey data from Radford and Equilar in connection with the benchmarking of the compensation elements of this employment agreement with Mr. Chatila. The Committee believes that the employment agreement as a whole is representative of agreements for chief executives of companies the size and the complexity of MEMC. The Committee believes that the aggregate compensation provided by the employment agreement is highly performance oriented, and fits the Committee’s compensation philosophy of paying well for outstanding performance, but providing less total compensation if the Company and its stockholders do not benefit as well.

None of our other named executive officers has an employment agreement with MEMC. All of our named executive officers are employees at will, including Mr. Chatila.

Separation Agreement with Timothy Oliver

In December 2010, the Company announced that Mr. Timothy Oliver would no longer serve as Senior Vice President and Chief Financial Officer, effective December 31, 2010. On January 19, 2011, the Company and Mr. Oliver entered into a Separation Agreement and General Release. Pursuant to that agreement, Mr. Oliver agreed to serve in a transition role with the Company through March 31, 2011. The Company agreed to pay Mr. Oliver his base salary at his current rate, with a continuation of healthcare benefits through March 31, 2012 in exchange for transition services and a general release of claims.

Severance Policy

During 2009, MEMC adopted a severance policy applicable to all employees at or above director level. Under the policy, provided that the employment of such individual is not terminated for “cause” and the employee executes MEMC’s standard separation agreement and general release, the employee is entitled to severance at the following levels:

•	Director-level employees — three months base salary;

•	Vice Presidents — six months base salary; and

•	Senior Vice Presidents and above — twelve months base salary.

Compensation Consultant

In 2010, MEMC utilized the executive compensation surveys from Radford (as well as other surveys) for the purposes of ensuring market competitiveness of senior executive compensation. In 2011, Radford provided both information and advice to MEMC management regarding peer group selection and a study of executive compensation competitiveness versus the broad market and the industry peers. The Committee did not retain Radford or any other compensation consultant in 2010.

Tax Deductibility — Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986 limits the deductibility of non-performance based compensation paid to the Chief Executive Officer and any of the most highly compensated executive officers to $1 million. In establishing total compensation for such officers, the Compensation Committee considers the effect of Section 162(m). However, corporate objectives may not always be consistent with the requirements for full deductibility. Therefore, deductibility is not the sole factor used in setting the appropriate compensation levels paid by MEMC and therefore, decisions leading to future compensation levels may not be fully deductible under Section 162(m).

Timing Related to Grants of Options and Other Long Term Equity Incentive Awards

In the past, the Compensation Committee has made option or other equity grants to named executive officers and other employees, and expects these grants to continue in the future, at three different times: (i) upon the hiring of the executive or employee (typically, the grant date is the employee’s start date with MEMC); (ii) on the date of the regularly scheduled quarterly Board of Directors meetings (in January, April, July or October); and (iii) on some occasions, in connection with a promotion or special recognition grant. In 2010, the Compensation Committee made the annual equity grants at the regularly scheduled quarterly Board meeting in April 2010.

The regularly scheduled quarterly Board of Directors meetings are typically one or two days prior to the date of the Company’s regular quarterly earnings press release for the just completed quarters. Therefore, any grants made at such regularly scheduled meetings have historically been made at a time just prior to the release by the Company of material non-public information (i.e., the Company’s results of operations for the just completed quarter). The Committee believes that the timing of such grants is appropriate because by having made such grants on an approximately regular timetable, the unpredictability of both the Company’s operating results and the trading markets’ reaction to those operating results does not factor into the Committee’s decision.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table describes, assuming a termination date of December 31, 2010, an approximation of (i) the amounts which would be due to each of our named executive officers in the form of salary continuation, (ii) the amounts which would be due to each of our named executive officers in the form of lump sum cash payments, (iii) the value of acceleration of vesting applicable to stock options and RSUs for each of the named executive officers, assuming that a change in control and termination occurred on December 31, 2010, and (iv) continuation of certain healthcare benefits due to certain named executive officers pursuant to their employment agreements or under MEMC’s severance policy described above, in each case in the event of the named executive officer’s (a) death, (b) disability, (c) termination for cause, (d) termination in connection with a change in control, and (e) impact of a change in control without termination. Any actual amounts payable to each executive listed below upon his termination can only be determined definitively at the time of each executive’s actual termination.

Under our equity plans, an employee (including named executive officers) must be terminated without cause or by the employee for good reason within two years following a change in control of MEMC in order to receive accelerated vesting of stock options and restricted stock units. Under our equity plans, “good reason” is generally considered a material diminution in an employee’s duties and responsibilities, a decrease in an employee’s base salary or benefits or a relocation of an employee’s work location of more than 50 miles.

Under our severance policy, each of the named executive officers would receive 12 months’ salary continuation and continuation of healthcare benefits if such executives were terminated (other than for cause). We typically do not accelerate the vesting of the equity awards held by our employees, including the named executive officers, in the event of termination of employment.

Name/Circumstance	Salary Continuation(1)	Lump Sum Cash	Accel. Vesting(2)	Continuation of Healthcare	Total
Ahmad Chatila
Death	—	—	$633,375	—	$633,375
Disability	—	—	633,375	—	633,375
Severance Termination	$750,000	—	—	$17,789	767,789
Termination for Cause	—	—	—	—	—
Involuntary Termination if Change-in-Control	750,000		633,375	17,789	1,401,164
Change-in-Control (no termination)	—	—	—	—	—

Timothy Oliver(3)
Death	—	—	337,800	—	337,800
Disability	—	—	337,800	—	337,800
Severance Termination	450,000	—	—	17,789	467,789
Termination for Cause	—	—	—	—	—
Involuntary Termination if Change-in-Control	450,000	—	337,800	17,789	805,589
Change-in-Control (no termination)	—	—	—	—	—

Kenneth Hannah
Death	—	—	478,550	—	478,550
Disability	—	—	478,550	—	478,550
Severance Termination	465,000	—	—	17,789	482,789
Termination for Cause	—	—	—	—	—
Involuntary Termination if Change-in-Control	465,000	—	478,550	17,789	961,339
Change-in-Control (no termination)	—	—	—	—	—

David Ranhoff
Death	—	—	485,236	—	485,236
Disability	—	—	485,236	—	485,236
Severance Termination	325,000	—	—	17,789	342,789
Termination for Cause	—	—	—	—	—
Involuntary Termination if Change-in-Control	325,000	—	485,236	17,789	828,025
Change-in-Control (no termination)	—	—	—	—	—

Stephen O’Rourke
Death	—	—	337,800	—	337,800
Disability	—	—	337,800	—	337,800
Severance Termination	350,000	—	—	17,789	367,789
Termination for Cause	—	—	—	—	—
Involuntary Termination if Change-in-Control	350,000	—	337,800	17,789	705,589
Change-in-Control (no termination)	—	—	—	—	—

(1)	For Mr. Chatila, this amount reflects the one year salary continuation paid in the event of termination without cause or by the executive for good reason pursuant to his employment agreement. Each of our named executive officers also would be entitled to 12 months’ salary continuation if they were terminated without cause under MEMC’s severance policy.

(2)	Reflects a valuation of the acceleration of the named executive officer’s outstanding options and RSUs calculated based on the closing price of the Company’s common stock on December 31, 2010. The actual amount received by the named executive officer upon the sale of shares received under RSUs or following the exercise of options would depend on the actual market value at the time of such sale.

(3)	We entered into a separation agreement with Mr. Oliver in January 2011, the terms of which are described in “Compensation Discussion and Analysis — Separation Agreement with Timothy Oliver.” Pursuant to that agreement, we agreed to pay Mr. Oliver his base salary through March 31, 2012 and to continue his healthcare through March 31, 2012. We also agreed to provide Mr. Oliver reimbursement under certain conditions for moving expenses not to exceed $35,000 and transactional closing costs not to exceed $120,000.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee has recommended to the full Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

Members of the Compensation Committee (2010)

James B. Williams, Chairman

Peter Blackmore

Robert J. Boehlke (until July 2010)

C. Douglas Marsh (retiring April 25, 2011)

Michael McNamara (starting July 2010)

EXECUTIVE COMPENSATION

The following table presents summary information concerning 2010 compensation awarded or paid to, or earned by, (i) the Company’s Chief Executive Officer as of December 31, 2010; (ii) the Company’s Chief Financial Officer as of December 31, 2010; (iii) any additional persons who served as Chief Executive Officer or Chief Financial Officer at any time in 2010; and (iv) each of the other three most highly compensated executive officers for the year 2010 who were serving as executive officers as of December 31, 2010 (collectively, such persons are the “named executive officers” for MEMC for 2010).

Summary Compensation Table

Name and Principal Positions	Year	Salary ($)(1)		Bonus ($)(2)		Stock Awards ($)(3)		Option Awards ($)(3)		Non-Equity Incentive Plan Compensation ($)(4)			Non-Equity Incentive Plan Compensation Award ($)		All Other Compensation ($)			Total ($)
Ahmad Chatila	2010		$750,000		$0		$0		$0		$510,000		$48,000	(17)		$4,900	(5)		$1,312,900
President and Chief Executive Officer	2009		$634,615		$600,000		$1,006,500		$14,529,563		$0	(6)				$4,900	(5)		$16,775,578

Timothy C. Oliver	2010		$450,000		$0		$0		$0		$153,000					$60,185	(8)		$663,185
Former Senior Vice President and Chief Financial Officer(7)	2009		$77,884		$250,000		$369,300		$2,588,880		$0					$1,212	(9)		$3,287,276

Kenneth H. Hannah	2010		$465,000		$0		$639,600		$0		$329,220					$43,640	(14)		$1,477,460
Executive Vice President and President — SolarMaterials(7)	2009 2008	$ $	463,223 441,000	$ $	0 0	$ $	0 698,400	$ $	1,861,963 575,652	$ $	226,688 220,500				$ $	38,884 50,243	(15) (16)	$ $	2,591,758 1,985,795

David A. Ranhoff Senior Vice President — Sales and Marketing(10)	2010		$134,135		$1,238,500		$403,191		$1,056,983		$72,800					$8,292	(11)		$2,913,901

Stephen O’Rourke Senior Vice President — Chief Strategy Officer(12)	2010		$87,500		$250,000		$352,800		$1,261,100		$32,000					$4,013	(13)		$1,987,413

(1)	Amounts shown include cash compensation earned and received as well as cash compensation earned but deferred at the election of the executive officer under the MEMC Retirement Savings Plan. Mr. Chatila joined MEMC as President and Chief Financial Officer in March 2009; as a result, this amount for 2009 represents only a partial year of cash compensation earnings. Similarly, Mr. Oliver joined MEMC as Senior Vice President and Chief Financial Officer in November 2009, and Messrs. Ranhoff and O’Rourke joined MEMC in October 2010, and their cash compensation for those years represents only this partial year earnings.

(2)	For Mr. Chatila and Mr. Oliver for 2009 and Mr. O’Rourke for 2010, these amounts represent signing bonuses awarded upon the executives’ initial employment by the Company. For Mr. Ranhoff in 2010, this amount represents a bonus paid to him under the Solaicx Management Carve-out Plan, a plan adopted by Solaicx prior to the acquisition by MEMC but paid at the closing of the acquisition.

(3)	All option awards reflected in the above table are non-qualified stock options under the Company’s 2001 Equity Incentive Plan. The dollar amounts shown for stock awards and option awards represent the aggregate grant date fair value with respect to fiscal 2010, fiscal 2009 and fiscal 2008 in accordance with the applicable Accounting Standard Codification 718, Stock Compensation, excluding the effect of forfeitures related to service-based conditions. These amounts do not reflect whether the named executive officers have actually realized or will realize a financial benefit from the awards. For information on the assumptions used to calculate the value of the awards, refer to Note 2 to consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the Securities and Exchange Commission. Amounts for 2008 have been recomputed under the same methodology in accordance with SEC rules.

(4)	These bonuses were awarded under the Company’s short term incentive plan for executive officers discussed above under “Compensation Discussion and Analysis.”

(5)	Amount shown is contribution by MEMC to the MEMC Retirement Savings Plan.

(6)	On January 29, 2010, the Company and Mr. Chatila entered into an amendment to his employment agreement dated February 4, 2009. Pursuant to Mr. Chatila’s employment agreement, his incentive target bonus was set at 100% of salary and his maximum incentive bonus was set at 200% of salary, with a guaranteed minimum bonus of $500,000 for 2009. In light of the restructuring of the Company’s operations announced in September 2009, Mr. Chatila suggested, and Mr. Chatila and the Company have mutually agreed, to amend his employment agreement to remove the $500,000 bonus for 2009.

(7)	Timothy C. Oliver joined the Company as Chief Financial Officer effective November 2, 2009. On that date, Kenneth H. Hannah resigned as Chief Financial Officer but continued as principal financial and accounting officer of the Company, as well as Executive Vice President and President – Solar Materials. Effective November 5, 2009, after the filing of the Company’s Form 10-Q for the quarter ended September 30, 2009, Kenneth H. Hannah resigned as principal financial and accounting officer of the Company and Timothy C. Oliver assumed those offices. Mr. Hannah continued with the Company as Executive Vice President and President — Solar Materials. Mr. Oliver served as Chief Financial Officer until December 31, 2010.

(8)	Amount shown represents $46,710 in relocation reimbursement and $13,475 in contribution by MEMC to the MEMC Retirement Savings Plan.

(9)	Amount shown is contribution by MEMC to the MEMC Retirement Savings Plan.

(10)	Mr. Ranhoff joined MEMC in connection with MEMC’s acquisition of Solaicx in July 2010. In October 2010, Mr. Ranhoff was promoted to Senior Vice President — Sales and Marketing.

(11)	Amount shown is contribution by MEMC to the MEMC Retirement Savings Plan.

(12)	Mr. O’Rourke joined MEMC in October 2010.

(13)	Amount shown is contribution by MEMC to the MEMC Retirement Savings Plan.

(14)	Amount shown includes $15,190 in contributions by MEMC to the MEMC Retirement Savings Plan and $28,450 of accrued paid time off payout.

(15)	Amount shown includes $16,575 in contributions by MEMC to the MEMC Retirement Savings Plan and $22,309 of accrued paid time off payout.

(16)	Amount shown includes $34,735 in relocation payments and $15,508 in contributions by MEMC to the MEMC Retirement Savings Plan.

(17)	For Mr. Chatila, in addition to the his 68% of corporate performance earnings, the Committee also awarded a 6.4% discretionary payment ($48,000) for the progress Mr. Chatila made on several strategic initiatives including the successful integration of the SunEdison and Solaicx acquisitions, the building of his senior executive team and effectively positioning the Company for strong 2011 performance.

Supplemental 2010 Summary Compensation Table

The following table presents information on the compensation of our named executive officers during the periods presented using, in the “Stock Awards” column, the market value of the shares underlying the RSUs which vested during the respective year and, in the “Option Awards” column, the intrinsic value (the difference between the market value of the shares and the exercise price of the option) of any stock options exercised during the respective year. The corresponding grant date fair value for the awards is shown in the above Summary Compensation Table. The other columns in the table are the same as those used in our Summary Compensation Table above. As reflected in the table below, none of our named executive officers have exercised any stock options during the past three years, as the vast majority of such options have been underwater during recent years.

This table is not intended to be a substitute for the Summary Compensation Table shown above. However, we believe the table provides a useful comparison of the difference between the grant date fair value for an award under applicable accounting standards and the actual value an executive receives on vesting/exercise. Please see the table “Outstanding Equity Awards at Fiscal Year End” below for a list of each named executive officer’s outstanding equity awards and their vesting/exercisable schedules.

Name and Principal Positions	Year	Salary ($)(1)		Bonus ($)(2)		Stock Awards ($)(3)		Option Awards ($)(3)		Non-Equity Incentive Plan Compensation ($)(4)			Non-Equity Incentive Plan Compensation Award ($)		All Other Compensation ($)			Total ($)
Ahmad Chatila President and Chief Executive Officer	2010 2009	$ $	750,000 634,615	$ $	0 600,000	$ $	234,000 0	$ $	0 0	$ $	510,000 0	(6)	$48,000	(17)	$ $	4,900 4,900	(5) (5)	$ $	1,498,900 1,239,515

Timothy C. Oliver Former Senior Vice President and Chief Financial Officer(7)	2010 2009	$ $	450,000 77,884	$ $	0 250,000	$ $	0 0	$ $	0 0	$ $	153,000 0				$ $	60,185 1,212	(8) (9)	$ $	663,185 329,096

Kenneth H. Hannah Executive Vice President and President — Solar Materials(7)	2010 2009 2008	$ $ $	465,000 463,223 441,000	$ $ $	0 0 0	$ $ $	558,967 0 641,492	$ $ $	0 0 0	$ $ $	329,220 135,417 220,500				$ $ $	43,640 38,884 50,243	(14) (15) (16)	$ $ $	1,396,827 637,524 1,353,235

David A. Ranhoff Senior Vice President — Sales and Marketing(10)	2010		$134,135		$1,238,500		$0		$0		$72,800					$8,292	(11)		$1,453,727

Stephen O’Rourke Senior Vice President — Chief Strategy Officer(12)	2010		$87,000		$250,000		$0		$0		$32,000					$4,013	(13)		$373,013

(1)	Amounts shown include cash compensation earned and received as well as cash compensation earned but deferred at the election of the executive officer under the MEMC Retirement Savings Plan. Mr. Chatila joined MEMC as President and Chief Financial Officer in March 2009; as a result, this amount for 2009 represents only a partial year of cash compensation earnings. Similarly, Mr. Oliver joined MEMC as Senior Vice President and Chief Financial Officer in November 2009, and Messrs. Ranhoff and O’Rourke joined MEMC in October 2010, and their cash compensation for those years represents only this partial year earnings.

(2)	For Mr. Chatila and Mr. Oliver for 2009, these amounts represent signing bonuses awarded upon the executives’ initial employment by the Company. For Mr. Ranhoff in 2010, this amount represents a bonus paid to him under the Solaicx Management Carve-out Plan, a plan adopted by Solaicx prior to the acquisition by MEMC but paid at the closing of the acquisition.

(3)	All option awards reflected in the above table are non-qualified stock options under the Company’s 2001 Equity Incentive Plan. In this Supplemental Summary Compensation Table, the Company has shown the actual financial benefit to the executive officers from these awards within the applicable year.

(4)	These bonuses were awarded under the Company’s short term incentive plan for executive officers discussed above under “Compensation Discussion and Analysis.”

(5)	Amount shown is contribution by MEMC to the MEMC Retirement Savings Plan.

(6)	On January 29, 2010, the Company and Mr. Chatila entered into an amendment to his employment agreement dated February 4, 2009. Pursuant to Mr. Chatila’s employment agreement, his incentive target bonus was set at 100% of salary and his maximum incentive bonus was set at 200% of salary, with a guaranteed minimum bonus of $500,000 for 2009. In light of the restructuring of the Company’s operations announced in September 2009, Mr. Chatila suggested, and Mr. Chatila and the Company have mutually agreed, to amend his employment agreement to remove the $500,000 bonus for 2009.

(7)	Timothy C. Oliver joined the Company as Chief Financial Officer effective November 2, 2009. On that date, Kenneth H. Hannah resigned as Chief Financial Officer but continued as principal financial and accounting officer of the Company, as well as Executive Vice President and President — Solar Materials. Effective November 5, 2009, after the filing of the Company’s Form 10-Q for the quarter ended September 30, 2009, Kenneth H. Hannah resigned as principal financial and accounting officer of the Company and Timothy C. Oliver assumed those offices. Mr. Hannah continued with the Company as Executive Vice President and President — Solar Materials. Mr. Oliver served as Chief Financial Officer until December 31, 2010.

(8)	Amount shown represents $46,710 in relocation reimbursement and $13,475 in contribution by MEMC to the MEMC Retirement Savings Plan.

(9)	Amount shown is contribution by MEMC to the MEMC Retirement Savings Plan.

(10)	Mr. Ranhoff joined MEMC in connection with MEMC’s acquisition of Solaicx in July 2010. In October 2010, Mr. Ranhoff was promoted to Senior Vice President — Sales and Marketing.

(11)	Amount shown is contribution by MEMC to the MEMC Retirement Savings Plan.

(12)	Mr. O’Rourke joined MEMC in October 2010.

(13)	Amount shown is contribution by MEMC to the MEMC Retirement Savings Plan.

(14)	Amount shown includes $15,190 in contributions by MEMC to the MEMC Retirement Savings Plan and $28,450 of accrued paid time off payout.

(15)	Amount shown includes $16,575 in contributions by MEMC to the MEMC Retirement Savings Plan and $22,309 of accrued paid time off payout.

(16)	Amount shown includes $34,735 in relocation payments and $15,508 in contributions by MEMC to the MEMC Retirement Savings Plan.

(17)	For Mr. Chatila, in addition to the his 68% of corporate performance earnings, the Committee also awarded a 6.4% discretionary payment ($48,000) for the progress Mr. Chatila made on several strategic initiatives including the successful integration of the SunEdison and Solaicx acquisitions, the building of his senior executive team and effectively positioning the Company for strong 2011 performance.

The following table sets forth certain information on a grant-by-grant basis regarding plan-based awards to the executive officers named in the Summary Compensation Table during 2010.

Grants of Plan Based Awards

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
		Thres- hold ($)	Target ($)	Maxi- mum ($)	Thres- hold (#)	Target (#)	Maxi- mum (#)
Ahmad Chatila(2)	2/21/2010	$375,000	$750,000	$1,500,000

Timothy Oliver	2/21/2010	$112,500	$225,000	$450,000

Ken Hannah	2/21/2010	$176,700	$348,750	$697,500
	4/20/2010							40,000				$639,600

David Ranhoff(3)	7/1/2010	$50,958	$100,575	$201,150
	7/1/2010							41,695	(3)			$403,191
	9/15/2010									175,000	$11.17	$1,056,983

Steve O’Rourke(4)	10/4/2010	$21,875	$43,750	$87,500				30,000				$352,800
	10/4/2010									200,000	$11.76	$1,261,100

(1)	Represents the fair value of the stock and option awards on the grant date. For information on the assumptions used to calculate the fair value of the awards, refer to Note 2 to consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the Securities and Exchange Commission. These amounts do not correspond to the actual value that may be realized by the named executive officer upon vesting or exercise of such award.

(2)	Pursuant to Mr. Chatila’s employment agreement, his incentive target bonus is set at 100% of salary and his maximum incentive bonus was set at 200% of salary.

(3)	Mr. Ranhoff joined MEMC on July 1, 2010 in connection with the acquisition of Solaicx. In connection with the merger consideration paid to Solaicx shareholders, Mr. Ranhoff received 41,695 restricted stock units which are performance based and vest, if performance objectives are achieved and Mr. Ranhoff is still employed by MEMC, on July 1, 2011. On October 4, 2010, Mr. Ranhoff was promoted to Senior Vice President, Sales and Marketing.

(4)	Mr. O’Rourke joined MEMC as Senior Vice President and Chief Strategy Officer on October 4, 2010.

Employment Agreements

Mr. Chatila. Mr. Chatila, our President and Chief Executive Officer, has an employment agreement with the Company, the terms of which provide that Mr. Chatila is an at will employee of the Company.

The employment agreement expires pursuant to its terms on March 2, 2013, although the agreement will automatically renew for one-year periods unless either party gives notice of its intention not to renew. The agreement provides that so long as Mr. Chatila is employed by the Company, the Company will cause the Board of Directors to nominate him for re-election to the Board. Under the terms of the employment agreement, Mr. Chatila’s base salary was set at $750,000 per year. Mr. Chatila’s short term incentive target bonus was set at 100% of salary and the maximum incentive bonus was set at 200% of salary, with a guaranteed minimum bonus of $500,000 set for 2009. The Committee anticipates that Mr. Chatila’s annual bonuses will be based on the Company’s overall financial performance, the Company’s achievement of certain strategic objectives, Mr. Chatila’s achievement of certain individual performance objectives, and the cumulative achievement of those executive officers and management employees reporting to Mr. Chatila. In lieu of a relocation allowance, the Company paid to Mr. Chatila a sign-on and transition bonus of $600,000, subject to repayment in whole or in part if he terminates his employment within two years.

In January 2010, Mr. Chatila and the Company agreed to amend his employment agreement to remove the guaranteed $500,000 bonus for 2009. The Board of Directors of the Company subsequently decided, in its discretion, to allocate $500,000 (the amount which otherwise would have been required to be paid to Mr. Chatila as his 2009 minimum annual incentive award) to training programs dedicated to the approximately 450 employees affected by the Company’s 2009 restructuring.

In addition, pursuant to the employment agreement, the Company granted to Mr. Chatila, as of his starting date of March 2, 2009, three separate stock options at an exercise price equal to the closing market price of MEMC stock on the March 2, 2009 grant date: (i) an option to purchase up to 750,000 shares of common stock (“Sign-On Option”), vesting 50% on the third anniversary of the grant date and 50% on the fifth anniversary of the grant date; (ii) an option to purchase 750,000 shares of common stock (“Service Option”), vesting ratably on an annual basis over four years commencing on the first anniversary of the grant date; and (iii) an option to purchase 200,000 shares of common stock (“Performance Option”), vesting on the fourth anniversary of the grant date if Mr. Chatila is still employed by the Company and the Company’s common stock price outperforms the S&P 500 market index by a specified amount over that four-year period; otherwise, the option will expire. The Performance Option also provides for an early vesting of 80,000 of these performance-based options at the end of three years if Mr. Chatila is still employed by the Company and the Company’s common stock price outperforms the S&P 500 market index by the specified amount over the three-year period. The Company also granted to Mr. Chatila 75,000 RSUs which shall vest ratably on an annual basis over four years commencing on the first anniversary of the grant date. These equity based awards were issued pursuant to and governed by the Company’s 2001 Equity Incentive Plan. As part of the employment agreement, Mr. Chatila agreed to comply with any reasonable stock ownership or stock retention guidelines as may be adopted by the Board of Directors. The Board of Directors has not yet adopted any stock ownership guidelines. In August 2010, Mr. Chatila purchased 51,227 shares of MEMC common stock in open market transactions.

All equity grants to Mr. Chatila are subject to “double trigger” accelerated vesting in the event of a change in control and Mr. Chatila’s subsequent termination by the Company without cause or by him for good reason within two years after such change in control. The employment agreement provides for certain payments upon the involuntary termination of Mr. Chatila’s employment without cause (other than by reason of his death or disability) or Mr. Chatila’s voluntary termination for good reason during his employment term, including that if such involuntary termination by the Company or voluntary termination for good reason by Mr. Chatila occurs within the first two years of his employment with the Company, the employment agreement provides for acceleration of one-fourth of each of the Sign-On Option, Service Option and RSUs.

Either party can terminate Mr. Chatila’s employment agreement. In the event of Mr. Chatila’s involuntary termination without cause (other than by reason of death or disability) or Mr. Chatila’s voluntary termination for good reason during the employment term, he is entitled to:

•	His base salary through the date of termination;

•

His annual bonus, if any, earned in the calendar year immediately preceding the calendar year in which the date of termination occurs, to the extent not yet paid, in a lump sum payment within 30 days after his date of termination;

•

Subject to the execution by Mr. Chatila of a general release and waiver, the continuation of Mr. Chatila’s base salary for a two year period beginning on the date of termination (but see amendment below);

•	Continued health care coverage under the Company’s group health care plan through the end of the severance period; and

•	A pro rata portion of the earned amount of his Annual Bonus for the year in which the Date of Termination occurs.

During 2009, Mr. Chatila also voluntarily agreed to reduce his guaranteed severance under the employment agreement from two years to one year, subject to the execution of a general release and waiver.

The following table presents information regarding outstanding equity awards held by the executive officers named in the Summary Compensation Table at December 31, 2010.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Ahmad Chatila	—	750,000		13.42	3/2/2019	56,250	$633,375
	—	200,000		13.42	3/2/2019
	187,500	562,500		13.42	3/2/2019
Timothy Oliver(2)	100,000	300,000		12.31	11/2/2019	30,000	$337,800
Kenneth Hannah	350,000	—		41.57	04/26/2016	42,500	$478,550
	37,500	12,500		67.43	04/25/2017
	15,000	5,000		69.84	01/23/2018
	62,500	62,500		13.43	01/20/2019
	31,250	93,750		15.71	10/15/2019
David Ranhoff	—	175,000		11.17	9/15/2020	41,695	$469,486
Stephen O’Rourke	—	200,000		11.76	10/4/2020	30,000	$337,800

(1)	Based on the Company’s closing stock price on December 31, 2010 of $11.26.

(2)	Mr. Oliver served as our Senior Vice President and Chief Financial Officer from November 2, 2009 until December 31, 2010.

The following table sets forth certain information concerning stock option exercises and the vesting of restricted stock units during 2010 by the executive officers named in the Summary Compensation Table.

Option Exercises and Stock Vested for 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ahmad Chatila	—	N/A	18,750	$234,000
Timothy C. Oliver	—	N/A	—	—
Kenneth H. Hannah	—	N/A	35,313	$558,967
David Ranhoff	—	N/A	—	—
Stephen O’Rourke	—	N/A	—	—

Equity Compensation Plans

The following table gives information about the Company’s common stock that may be issued upon exercise of options, warrants and rights under the Company’s equity compensation plans as of December 31, 2010.

	(a)		(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)		Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(1)
Equity compensation plans approved by security holders	15,581,807 shares of common stock	(3)	$20.20	16,564,304 shares of common stock
Equity compensation plans not approved by security holders(4)	1,577,185 shares of common stock		—	—

Total	17,158,992 shares of common stock		$20.20	16,564,304 shares of common stock

(1)	Number of shares is subject to adjustment for changes in capitalization for stock splits, stock dividends and similar events.

(2)	Weighted average exercise price of outstanding options; excludes restricted stock units and performance-based restricted stock units.

(3)	Includes 2,439,920 shares of MEMC common stock that may be issued upon vesting of restricted stock units.

(4)	Reflects the MEMC Electronic Materials, Inc. 2009 Special Inducement Grant Plan which provided for the issuance of 2,228,901 restricted stock units to eligible SunEdison employees upon effectiveness of the acquisition of SunEdison in November 2009. The plan was exempt from shareholder approval requirements as an employment inducement grant plan under applicable NYSE listing standards. No future awards will be made under this plan.

Pension Plan

MEMC sponsors the MEMC Pension Plan, a defined benefit pension plan which covered most U.S. employees of MEMC and its subsidiaries through the end of 2001. Effective January 2, 2002, the plan was amended to freeze the accrued benefit for employees who did not meet certain age and service criteria. In order to receive benefit accruals after January 2, 2002, a participant must have met one of two criteria: 1) as of

December 31, 2001, the participant was at least age 50 with 5 years of service; or, 2) the participant had at least 25 years of service as of December 31, 2001. Employees who joined MEMC after December 31, 2001 are not eligible for coverage under the MEMC Pension Plan. Each of Messrs. Chatila, Oliver, Ranhoff, O’Rourke, and Hannah commenced employment after December 31, 2001. As a result, they do not participate in the MEMC Pension Plan or MEMC Supplemental Executive Pension Plan (the “MEMC SEPP”).

Compensation Committee Interlocks and Insider Participation

In 2010, the Compensation Committee was comprised of Peter Blackmore, Robert J. Boehlke (until July 2010), C. Douglas Marsh, Michael McNamara (beginning July 2010) and James B. Williams. None of the directors comprising the Compensation Committee during 2010 is or has been an officer or employee of MEMC or any of its subsidiaries at the time they served on the Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Based on information known to us, (i) Sean Hunkler filed one Form 4 reporting a grant by the Compensation Committee of 18,750 options on January 29, 2010 one business day late, and (ii) Ken Hannah filed one Form 4 reporting shares delivered to satisfy tax withholding obligations on April 26, 2010, five business days late.

CERTAIN TRANSACTIONS

In 2010, the Company did not have any transaction in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any related person under Item 404 of Regulation S-K (directors, executive officers or greater than five percent stockholders) had or will have a direct or indirect material interest.

ITEM NO. 2. — RATIFICATION OF SELECTION OF KPMG LLP AS

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE

YEAR ENDING DECEMBER 31, 2011

The Audit Committee has appointed KPMG LLP as our Independent Registered Public Accounting Firm for the year ending December 31, 2011.

KPMG LLP served as our independent registered public accounting firm for the year ended December 31, 2010. A representative of KPMG LLP will be present at the 2011 Annual Stockholders’ Meeting, will have an opportunity to make a statement, if desired, and will be available to respond to appropriate questions from stockholders.

Although this appointment is not required to be submitted to a vote of stockholders, the Board of Directors believes it is appropriate to request that the stockholders ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2011. If the stockholders do not so ratify, the Audit Committee will investigate the reasons for stockholder rejection and will reconsider the appointment.

The Board of Directors unanimously recommends a vote FOR ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

ITEM NO. 3 —

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Background to the Advisory Vote

Under an amendment to the Securities Exchange Act of 1934 recently adopted by Congress as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), stockholders are able to vote to approve, on an advisory (non-binding) basis, no less frequently than once every three years, the compensation of the named executive officers (an “Advisory Vote on Compensation”). As described more fully in “Compensation Discussion and Analysis” and the related tables and narrative, we design our executive compensation program to reward, retain and, in the case of new hires, attract executives in order to support our business strategy, achieve our short and long-term goals, and provide continued success for our customers, stockholders, employees and communities. At the core of our executive compensation program is our pay-for-performance philosophy that links competitive levels of compensation to achievements of our overall strategy and business goals, as well as predetermined objectives. We believe our compensation program is strongly aligned with the interests of our stockholders and sound corporate governance principles.

Our Compensation Program

We urge you to read the “Compensation Discussion and Analysis” section of this Proxy Statement and the tables and narrative for the details on the Company’s executive compensation, including the 2010 compensation of our named executive officers. Highlights of our executive compensation programs include the following:

•

In 2010, MEMC experienced strong top-line growth and positioned itself to deliver outstanding performance in 2011. The Company grew revenues by 92% in 2010 as compared to 2009, and successfully integrated two major acquisitions.

•

The Company targets total direct compensation (consisting of base salary, annual cash incentives and long-term incentive grant values) for executives between the 50th and 75th percentile of our competitive peer group. Typically, our named executives will achieve the upper end of this range only when the Company delivers strong operating performance as measured by revenue, operating income and free cash flow.

•	Over the past two years, our CEO, Mr. Chatila, has requested that he not receive any base pay adjustments (and he has not received any base pay adjustment).

•

A significant portion of our executives’ total compensation is considered to be at risk or performance-based. In the case of our named executive officers, including the CEO, base pay in a typical year will represent approximately 20-33% of total compensation. The balance of compensation will be “performance based”, made up of annual incentive awards paid in cash and long-term incentive grants which are typically paid in stock options and restricted stock units. It should be noted, however, that in 2010 this percentage of base pay for the CEO will be higher due to Mr. Chatila receiving a lower than target annual incentive award and receiving no long-term incentive grant.

•	Each of our executive officers is employed at will and is expected to demonstrate exceptional personal performance in order to continue serving as a member of the executive team.

The Compensation Committee discharges many of the Board’s responsibilities related to executive compensation and continuously strives to align our compensation policies with our performance. The Compensation Committee has, over the last five years, among other things, taken the following actions:

•	In fiscal year 2010, held all but one executive salary at their 2009 levels as part of our broad set of cost containment measures, which affected all worldwide employees;

•	Revised and approved new financial metrics and targets used in our short-term incentive plan, tying at least 80% of our executives’ bonuses to Company performance;

•	Maintained our policy of not providing any perquisite compensation to our executive officers; and

•	Regularly analyzed the Company’s peer group for purposes of benchmarking executive compensation.

The Compensation Committee will continue to analyze our executive compensation policies and practices and adjust them as appropriate to reflect our performance and competitive needs.

Based on the above, we request that you indicate your support for our executive compensation philosophy and practices, by voting in favor of the following resolution:

RESOLVED, that the Company’s stockholders approve the compensation of the Company’s named executive officers as described in this Proxy Statement, including the “Compensation Discussion and Analysis” section, the compensation tables and the other narrative compensation disclosures.

The opportunity to vote on Item No. 3 is required pursuant to Section 14A of the Exchange Act. However, as an advisory vote, the vote on Item No. 3 is not binding upon the Company. Nonetheless, the Compensation Committee, which is responsible for designing and administering our executive compensation program, and the Board value the opinions expressed by stockholders, and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Recommendation of the Board

The Board of Directors unanimously recommends a vote FOR the approval of the compensation of our named executive officers as described in this Proxy Statement.

ITEM NO. 4 —

ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS

Background to Advisory Vote

Under an additional amendment to the Exchange Act recently adopted by Congress as part of the Dodd-Frank Act, stockholders are also able to indicate how frequently they believe an Advisory Vote on Executive Compensation, such as we have included in Item No. 3, should occur. By voting on this Item No. 4, you may indicate whether you would prefer that we hold an Advisory Vote on Executive Compensation every one, two or three years. It is our strong belief, and the Board’s recommendation, that this vote should occur every three years.

Reason for the Board Recommendation

We have strong executive compensation and governance practices, as described in more detail elsewhere in this Proxy Statement, including “Compensation Discussion and Analysis.” The Board believes that providing our stockholders with an Advisory Vote on Executive Compensation every three years (a “triennial vote”) will encourage a long-term approach to evaluating our executive compensation policies and practices, consistent with the Compensation Committee’s long-term philosophy on executive compensation. In contrast, focusing on executive compensation over an annual or biennial period would focus on short-term results rather than long-term value creation, which is inconsistent with our compensation philosophy, and could be detrimental to the Company, its employees and its financial results.

Moreover, a short review cycle will not allow for a meaningful evaluation of our performance against our compensation practices, as any adjustment in pay practices would take time to implement and be reflected in our financial performance and in the price of our common stock. The Compensation Committee generally implements changes to compensation practices each January, with any change implemented applying to that fiscal year. Therefore, a change made in year one would be effective in year two, and we would see results from those changes most likely in year two or three. As a result, an Advisory Vote on Executive Compensation more frequently than every two or three years would not allow stockholders to compare executive compensation to our performance.

Lastly, a triennial vote would allow us adequate time to compile meaningful input from stockholders on our pay practices and respond appropriately. This may be difficult to do on an annual or biennial basis, and both we and our stockholders would benefit from having more time for a thoughtful and constructive dialogue on why particular pay practices are appropriate for us.

For the above reasons, the Board recommends that you vote to hold an Advisory Vote on Executive Compensation every three years. Your vote, however, is not to approve or disapprove the Board’s recommendation. When voting on this Item No. 4, you have four choices: you may elect that we hold an Advisory Vote on Executive Compensation every year, every two years or every three years, or you may abstain from voting. The number of years that receives the highest number of votes will be the frequency that stockholders approve. The opportunity to vote on Item No. 4 is required pursuant to Section 14A of the Exchange Act. However, as an advisory vote, the vote on Item No. 4 is not binding upon us, and the Compensation Committee and the Board may decide that it is in the best interests of our stockholders and our Company to hold an Advisory Vote on Executive Compensation more or less frequently than the option approved by our stockholders. However, the Compensation Committee and the Board will consider the outcome of the vote when making future decisions on executive compensation.

The Board asks you to consider the following proposal:

Stockholders should vote on the Company’s executive compensation programs: (i) every year, (ii) every two years, or (iii) every three years.

Recommendation of the Board

The Board of Directors unanimously recommends that you vote to hold an Advisory Vote on Executive Compensation every three years.

ITEM NO. 5. — ELECT EACH DIRECTOR ANNUALLY

In November 2010, we received a proposal from a stockholder as further described below. Pursuant to Rule 14a-8(l)(1) of the Exchange Act, we will provide the name, address and number of company securities held by the proponent of this stockholder proposal upon receipt of a written or oral request.

This proposal requires an affirmative vote of the majority of shares present at the meeting to pass. Abstentions and broker non-votes have the effect of a vote against this proposal.

Resolution Proposed by Stockholder

RESOLVED, stockholders ask that our Company take the steps necessary to reorganize the Board of Directors into one class subject to election each year and to complete this within one year.

Supporting Statement of Stockholder

“If our company took more than one year to phase in this proposal it could create conflict among our directors. Directors with 3-year terms could be more casual because they would not stand for election immediately while directors with one year terms would be under more immediate pressure.

Our current practice, in which only a few directors stand for election annually, is not in the best interest of our Company and its shareholders. Eliminating this staggered system would give shareholders an opportunity to register their view on the performance of each director annually. Electing directors in this manner is one of the best methods available to shareholders to ensure that our Company will be managed in a manner that is in the best interest of shareholders.

Arthur Levitt, former Chairman of the Securities and Exchange Commission said, “In my view it’s best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them.”

In 2010 over 70% of S&P 500 companies had annual election of directors. Shareholder resolutions on this topic won an average of 68% support in 2009.

Increasingly, companies themselves are presenting resolutions seeking shareholder support for this topic. These management resolutions regularly receive votes in the 90% plus range. This is clearly a trend with companies as they strive to adopt best governance practices.

The merit of this Elect Each Director Annually proposal should also be considered in the context of the need for improvement in our company’s 2010 reported corporate governance status.

Please encourage our board to respond positively to this proposal: Elect Each Director Annually — Yes on 5.”

MEMC Board Statement in Opposition

After thoughtful consideration, the Board recommends voting AGAINST this proposal for the reasons provided below. The Board has considered the most effective structure for the Board and has determined, for the reasons presented below, that the current classified Board structure continues to be in the best long-term interests of the Company and its stockholders.

Stability and Continuity. In accordance with the Company’s certificate of incorporation, the Board is divided into three classes – each serving a staggered three-year term. This structure provides the Board stability, continuity and independence. This structure also enhances long-term planning and ensures that, at any given time, the Board is comprised of directors who are intimately familiar with the Company’s business and strategic goals. A classified Board also benefits the Company and its stockholders because it helps attract and retain director candidates who are willing to make long-term commitments of their time and energy. This commitment is necessary to achieve the goals established under the Company’s Mission, Values and Culture — a commitment that stretches over several years and will be best fulfilled by a stable and continuous Board. The classified structure allows the Nominating and Corporate Governance Committee to seek candidates to serve on the Board in a thoughtful, meaningful way, which provides an orderly evolution of the Board.

Protection Against Takeovers. A classified Board structure also strongly encourages potential acquirers to deal directly with the Board and better positions the Board to negotiate the greatest possible stockholder value. The classified Board structure is designed to safeguard against a hostile purchaser gaining control of the Company and its assets without paying fair market value. Because only one-third of the directors are elected at any annual meeting, it is impossible to elect an entirely new Board or a majority of the Board at a single meeting. A classified Board does not preclude a takeover. Rather, it provides a company with time and leverage to evaluate the adequacy and fairness of any takeover proposal, negotiate on behalf of all stockholders and weigh alternative methods of maximizing stockholder value, including evaluating competing expressions of interest. In fact, recent studies suggest that classified boards may improve the relative bargaining power of managers and the board, as well as the stockholders who are the ultimate beneficiaries of such leverage, in any hostile takeover bid. See Bates, Becker and Lemmon, Board Classification and Managerial Entrenchment: Evidence from the Market for Corporate Control, (April 2007) at p. 30.

Independence. Electing directors to three-year terms also enhances the independence of non-management directors by providing them with a longer term of office. The longer term provides a certain amount of autonomy from special interest groups who may have an agenda contrary to the Company’s long-term goals and objectives and those of a majority of stockholders. As a result, independent directors are able to make decisions that are in the best interests of the Company and its stockholders.

Accountability to Stockholders. Because all directors are required to uphold their fiduciary duties to the Company and its stockholders regardless of term, directors elected to three-year terms are equally accountable to stockholders as directors elected annually. In addition, because Board members currently serve for three-year terms, a classified Board means that the Board members who serve are interested in making a long-term commitment to the Company. Additionally, MEMC has adopted a policy whereby any incumbent director nominee who receives a greater number of votes “against” his or her election than votes “for” such election will tender his or her resignation for consideration by the Nominating and Corporate Governance Committee. In that situation, our Nominating and Corporate Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board would act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date that the election results were certified. This policy provides stockholders a meaningful role in the election of directors, ensures public disclosure of directors’ decisions and acts as a vehicle for holding directors accountable for their actions or failure to act.

Financial Results and Stockholder Value. The proposal intimates that a declassified board equals improved financial performance. There is no objective evidence to confirm this suggestion, and is contrary to the Company’s recent financial results. For fiscal year 2010, the Company increased its revenues to $2.24 billion from the prior year of $1.16 billion and EPS from $(0.31) per share to $0.15 per share. The Board believes that these financial results are a direct result of the Board being comprised of independent directors who: (i) have had sufficient time to learn the Company’s business and thereby contribute best to the development of its strategy to create long-term stockholder value and to oversee management’s implementation of that strategy; (ii) are knowledgeable about the Company and the industries in which it competes; and (iii) are pursuing the Company’s long-term business plans and goals. In light of current economic conditions, and MEMC’s recent stock price performance, now is not the time to take measures which promotes instability and further encourages a takeover.

Staggered Board Permissible Under Law. MEMC has had a classified Board structure since its IPO in 1995. Both Delaware law and the rules of the NYSE expressly permit corporations to have classified board structures.

Premise for Annual Elections Unfounded. The Proposal seems to indicate that de-classification of the Board is somehow necessary to improve the Company’s governance ratings with shareholder advisory services such as ISS. However, the Company received a positive review from RiskMetrics Group (formerly ISS) in 2010 with regards to its Board of Directors. Moreover, even with a classified Board, MEMC’s Board of Directors has received the overwhelming support of stockholders in recent elections.

It is important to note that stockholder approval of this proposal would not in itself declassify the Board. Under Delaware law, the state where the Company is incorporated, to change the class structure of the Board, the Board must first authorize amendments to the Company’s articles of incorporation and bylaws. Stockholders would then have to approve each of those amendments with an affirmative vote of not less than a majority of the total voting power of all outstanding shares of Company stock entitled to vote generally in the election of directors.

After careful consideration of this proposal, the Board believes that the retention of a classified Board structure remains in the best long-term interests of the Company and its stockholders.

Recommendation of the Board

The Board of Directors unanimously recommends that you vote AGAINST the proposal to elect each director annually.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

Stockholder proposals intended to be presented at our 2012 Annual Stockholders’ Meeting must be received by us by November 12, 2011 for inclusion in our proxy statement and form of proxy card for that meeting.

In order for a stockholder to bring other business before an annual stockholders’ meeting, we must receive timely notice in advance of the meeting. Such notice must be given not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual stockholders’ meeting. The notice must include a description of the proposed business, the reasons therefor, and other specified matters. These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal included in our proxy statement pursuant to Rule 14a-8 under the Exchange Act. Upon receipt of any such proposal, we will determine whether such proposal will come before the stockholders at the annual meeting. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority.

In order for a stockholder to nominate a candidate for director for election at an annual stockholders’ meeting, under our Restated Certificate of Incorporation and Restated By-Laws, we must receive timely notice of the nomination in advance of the meeting. Such notice must be given not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual stockholders’ meeting. The stockholder filing a notice of nomination must include information about the nominee, such as name, address, occupation and shares held.

In each case, the notice must be given to Bradley D. Kohn, MEMC’s Corporate Secretary, whose address is 501 Pearl Drive (City of O’Fallon), P. O. Box 8, St. Peters, Missouri 63376. Any stockholder desiring a copy of our Restated Certificate of Incorporation or Restated By-Laws will be furnished a copy without charge upon written request to our Corporate Secretary.

OTHER MATTERS

The Board of Directors knows of no other matters to be presented for consideration at the 2011 Annual Stockholders’ Meeting by the Board of Directors or by stockholders. If any other matter shall properly come before the meeting, the persons named in the accompanying proxy card intend to vote on such matters in accordance with their judgment.

HOUSEHOLDING OF PROXIES

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy materials, including the Notice, with respect to two or more stockholders sharing the same address by delivering a single annual report and/or proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household Annual Reports and proxy materials, including the Notice, by delivering a single document set to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker or the Company that your broker or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. You may request to receive at any time a separate copy of our Notice, Annual Report or proxy statement, by sending a written request to MEMC Electronic Materials, Inc., 501 Pearl Drive (City of O’Fallon), P.O. Box 8, St. Peters, Missouri 63376, Attn: Investor Relations, or by telephoning 636-474-5000.

If, at any time, you no longer wish to participate in householding and would prefer to receive separate proxy materials in the future, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to MEMC Electronic Materials, Inc., 501 Pearl Drive (City of O’Fallon), P.O. Box 8, St. Peters, Missouri 63376, Attn: Investor Relations, or by telephoning 636-474-5000.

If, at any time, you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of the Company’s Notice, Annual Report and/or proxy statement, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to MEMC Electronic Materials, Inc., 501 Pearl Drive (City of O’Fallon), P.O. Box 8, St. Peters, Missouri 63376, Attn: Investor Relations, or by telephoning 636-474-5000.

March 11, 2011

MEMC ELECTRONIC MATERIALS, INC. 501 PEARL DRIVE P.O. BOX 8 ST. PETERS, MO 63376-0008	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M31863-P08215                                 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

MEMC ELECTRONIC MATERIALS, INC.

The Board of Directors recommends that you vote FOR Proposal 1:
1.	Election of three Directors to serve for a term expiring in 2014.				For	Against	Abstain
Nominees:
	1a.	Peter Blackmore			☐	☐	☐

	1b.	Ahmad R. Chatila			☐	☐	☐

	1c.	Marshall Turner			☐	☐	☐
The Board of Directors recommends that you vote FOR Proposal 2:
2.	Ratification of the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2011.				☐	☐	☐
The Board of Directors recommends that you vote FOR Proposal 3:
3.	Non-binding advisory vote on executive compensation.				☐	☐	☐

				1 Year	2 Years	3 Years	Abstain
The Board of Directors recommends that you vote THREE YEARS on Proposal 4:
4.	Non-binding advisory vote on the frequency of future advisory votes on executive compensation.			☐	☐	☐	☐

					For	Against	Abstain
The Board of Directors recommends that you vote AGAINST Proposal 5:
5.	Approval of shareholder proposal to elect each director annually.				☐	☐	☐

This proxy is solicited on behalf of the Board of Directors.

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by the authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]		Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder Meeting

To Be Held on Thursday, April 28, 2011:

The Notice and Proxy Statement and Annual Report to Security Holders are available at www.proxyvote.com.

The 2011 Annual Meeting of Stockholders of MEMC Electronic Materials, Inc. (the “Company”) will be held at The Ritz-Carlton Hotel, 100 Carondelet Plaza, St. Louis, Missouri 63105, on April 28, 2011 at 7:00 a.m., local time. Only stockholders who owned stock at the close of business on the record date, February 28, 2011 (the “Record Date”), may vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting that may take place.

Proposals to be voted on at the Annual Meeting are listed below.

1.    To elect three directors to serve for a term expiring in 2014: Peter Blackmore, Ahmad R. Chatila and Marshall Turner;

2.    To consider and act upon a proposal to ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2011;

3.    To hold a non-binding advisory vote on executive compensation;

4.    To hold a non-binding advisory vote on the frequency of future advisory votes on executive compensation; and

5.    To consider and act upon a shareholder proposal to elect each director annually.

The Board of Directors recommends a vote FOR each of the Director nominees, FOR Proposals 2 and 3, every 3 YEARS for Proposal 4, and AGAINST Proposal 5.

Stockholders of record as of the Record Date are encouraged and cordially invited to attend the 2011 Annual Meeting of Stockholders. Directions to attend the Annual Meeting where you may vote in person can be found on our website: www.memc.com

M31864-P08215

MEMC ELECTRONIC MATERIALS, INC.

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MEMC FOR THE ANNUAL MEETING OF STOCKHOLDERS ON APRIL 28, 2011.

The stockholder(s) hereby appoint(s) Bradley D. Kohn and Denis McCarthy, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of MEMC Electronic Materials Inc. is/are entitled to vote at the 2011 Annual Meeting. The 2011 Annual Meeting of Stockholders of MEMC Electronic Materials, Inc. (the “Company”) will be held at The Ritz-Carlton Hotel, 100 Carondelet Plaza, St. Louis, Missouri, 63105, on April 28, 2011 at 7:00 a.m., local time. Only stockholders who owned stock at the close of business on the record date, February 28, 2011 (the “Record Date”), may vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting that may take place.

THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE STOCKHOLDER’S DIRECTION HEREIN, BUT WHERE NO DIRECTIONS ARE INDICATED, SAID SHARES WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED ON THE REVERSE SIDE, FOR RATIFICATION OF SELECTION OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2011, FOR THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS DESCRIBED IN THE PROXY STATEMENT, FOR EVERY THREE YEARS FOR THE ADVISORY VOTE ON HOW FREQUENTLY TO CONDUCT ADVISORY VOTES ON EXECUTIVE COMPENSATION IN THE FUTURE, AND AGAINST THE STOCKHOLDER PROPOSAL TO ELECT EACH DIRECTOR ANNUALLY, AND, IN THE DISCRETION OF THE PROXIES, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, ALL IN ACCORDANCE WITH THE COMPANY’S PROXY STATEMENT.

MEMC ELECTRONIC MATERIALS, INC. 501 PEARL DRIVE P.O. BOX 8 ST. PETERS, MO 63376-0008	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M31865-P08215                                 KEEP THIS PORTION FOR YOUR RECORDS

THIS VOTING DIRECTION CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

MEMC ELECTRONIC MATERIALS, INC.

PROXY VOTING DIRECTION CARD FOR 2011 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors recommends that you vote FOR Proposal 1:
1.	Election of three Directors to serve for a term expiring in 2014.				For	Against	Abstain
Nominees:
	1a.	Peter Blackmore			☐	☐	☐

	1b.	Ahmad R. Chatila			☐	☐	☐

	1c.	Marshall Turner			☐	☐	☐
The Board of Directors recommends that you vote FOR Proposal 2:
2.	Ratification of the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2011.				☐	☐	☐
The Board of Directors recommends that you vote FOR Proposal 3:
3.	Non-binding advisory vote on executive compensation.				☐	☐	☐

				1 Year	2 Years	3 Years	Abstain
The Board of Directors recommends that you vote THREE YEARS on Proposal 4:
4.	Non-binding advisory vote on the frequency of future advisory votes on executive compensation.			☐	☐	☐	☐

					For	Against	Abstain
The Board of Directors recommends that you vote AGAINST Proposal 5:
5.	Approval of shareholder proposal to elect each director annually.				☐	☐	☐

This proxy is solicited on behalf of the Board of Directors.

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by the authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]		Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder Meeting

To Be Held on Thursday, April 28, 2011:

The Notice and Proxy Statement and Annual Report to Security Holders are available at www.proxyvote.com.

The 2011 Annual Meeting of Stockholders of MEMC Electronic Materials, Inc. (the “Company”) will be held at The Ritz-Carlton Hotel, 100 Carondelet Plaza, St. Louis, Missouri 63105, on April 28, 2011 at 7:00 a.m., local time. Only stockholders who owned stock at the close of business on the record date, February 28, 2011 (the “Record Date”), may vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting that may take place.

Proposals to be voted on at the Annual Meeting are listed below.

1.    To elect three directors to serve for a term expiring in 2014: Peter Blackmore, Ahmad R. Chatila and Marshall Turner;

2.    To consider and act upon a proposal to ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2011;

3.    To hold a non-binding advisory vote on executive compensation;

4.    To hold a non-binding advisory vote on the frequency of future advisory votes on executive compensation; and

5.    To consider and act upon a shareholder proposal to elect each director annually.

The Board of Directors recommends a vote FOR each of the Director nominees, FOR Proposals 2 and 3, every 3 YEARS for Proposal 4, and AGAINST Proposal 5.

Stockholders of record as of the Record Date are encouraged and cordially invited to attend the 2011 Annual Meeting of Stockholders. Directions to attend the Annual Meeting where you may vote in person can be found on our website: www.memc.com

M31866-P08215

MEMC ELECTRONIC MATERIALS, INC.

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MEMC FOR THE ANNUAL MEETING OF STOCKHOLDERS ON APRIL 28, 2011.

The undersigned hereby directs Putnam Fiduciary Trust Company as trustee (the “Trustee”) of the MEMC Retirement Savings Plan (the “Plan”) to vote, as designated on the reverse side, all of the shares of Common Stock of MEMC Electronic Materials, Inc. (the “Company”) which the undersigned is entitled to direct the Trustee to vote pursuant to the terms of the Plan, on the matters set forth on the reverse side and, in the discretion of the Trustee and its proxies, upon any other business which may properly come before the Annual Meeting of Stockholders of the Company, to be held at The Ritz-Carlton Hotel, 100 Carondelet Plaza, St. Louis, Missouri 63105 on April 28, 2011 at 7:00 a.m., local time, and all adjournments thereof.

This voting direction card, when properly executed, will be voted in the manner directed herein by the undersigned participant. If no direction is made by a participant, voting will be controlled by the terms of the Plan.

The undersigned hereby revokes all prior directions heretofore given by the undersigned to the Trustee with respect to the subject matter hereof for said meeting. The direction may be revoked prior to its exercise.